Exhibit 10.7.1

AMENDED AND RESTATED CREDIT AGREEMENT

among

PAETEC HOLDING CORP.,

VARIOUS LENDERS,

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT,

DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS BANK USA,

as CO-SYNDICATION AGENTS,

and

JPMORGAN CHASE BANK, N.A. and CREDIT SUISSE SECURITIES (USA) LLC,

as CO-DOCUMENTATION AGENTS

Dated as of February 28, 2007 and amended and restated as of May 31, 2011

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as JOINT LEAD ARRANGER AND JOINT BOOK RUNNER	DEUTSCHE BANK SECURITIES INC., as JOINT LEAD ARRANGER AND JOINT BOOK RUNNER	CREDIT SUISSE SECURITIES (USA) LLC, as JOINT LEAD ARRANGER AND JOINT BOOK RUNNER	GOLDMAN SACHS BANK USA, as JOINT LEAD ARRANGER AND JOINT BOOK RUNNER	J.P. MORGAN SECURITIES LLC, as JOINT LEAD ARRANGER AND JOINT BOOK RUNNER

(i)

SECTION 6.	Conditions Precedent	95

6.01.	Restatement Effective Date; Notes	95
6.02.	Officer’s Certificate	95
6.03.	Opinions of Counsel	96
6.04.	Company Documents; Proceedings; etc.	96
6.05.	Repayment of Existing Credit Agreement	96
6.06.	Adverse Change; Approvals	97
6.07.	Litigation	97
6.08.	Reaffirmation Agreement	97
6.09.	Security Interests; etc	97
6.10.	Public Debt Ratings	98
6.11.	Financial Statements; Projections	98
6.12.	Solvency Certificate; Insurance Certificates, etc.	98
6.13.	Compliance with Existing Indentures	98
6.14.	Fees	99
6.15.	PATRIOT Act	99

SECTION 7.	Conditions Precedent to All Credit Events	99

7.01.	No Default; Representations and Warranties	99
7.02.	Notice of Borrowing; Letter of Credit Request	100
7.03.	Incremental Term Loans	100
7.04.	Compliance with Senior Notes and Senior Secured Notes	100
7.05.	Compliance with Financial Covenant	100

SECTION 8.	Representations, Warranties and Agreements	101

8.01.	Company Status	101
8.02.	Power and Authority	101
8.03.	No Violation	101
8.04.	Approvals	102
8.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	102
8.06.	Litigation	103
8.07.	True and Complete Disclosure	103
8.08.	Use of Proceeds; Margin Regulations	104
8.09.	Tax Returns and Payments	104
8.10.	Compliance with ERISA	105
8.11.	Security Documents	106
8.12.	Properties	106
8.13.	Capitalization	107
8.14.	Subsidiaries	107
8.15.	Compliance with Statutes, etc.	107
8.16.	Investment Company Act	108
8.17.	Environmental Matters	108
8.18.	Employment and Labor Relations	108
8.19.	Intellectual Property, etc.	109

(ii)

8.20.	Indebtedness	109
8.21.	Insurance	109
8.22.	Anti-Terrorism Law	109

SECTION 9.	Affirmative Covenants	110

9.01.	Information Covenants	110
9.02.	Books, Records and Inspections; Annual Meetings	114
9.03.	Maintenance of Property; Insurance	115
9.04.	Existence; Franchises	116
9.05.	Compliance with Statutes, etc.	116
9.06.	Compliance with Environmental Laws	116
9.07.	ERISA	117
9.08.	End of Fiscal Years; Fiscal Quarters	118
9.09.	Performance of Obligations	118
9.10.	Payment of Taxes	118
9.11.	Use of Proceeds	119
9.12.	Additional Security; Further Assurances; etc.	119
9.13.	Ownership of Subsidiaries; etc.	121
9.14.	Interest Rate Protection	121
9.15.	Permitted Acquisitions	121
9.16.	Foreign Subsidiaries Security	123
9.17.	Corporate Separateness	123
9.18.	Maintenance of Ratings	123

SECTION 10.	Negative Covenants	124

10.01.	Liens	124
10.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	128
10.03.	Dividends	131
10.04.	Indebtedness	133
10.05.	Advances, Investments and Loans	138
10.06.	Transactions with Affiliates	141
10.07.	Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person	142
10.08.	Total Leverage Ratio	143
10.09.	Modifications of Certain Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	143
10.10.	Limitation on Certain Restrictions on Subsidiaries	146
10.11.	Limitation on Issuance of Equity Interests	147
10.12.	Business; etc.	147
10.13.	Limitation on Creation of Subsidiaries	148

SECTION 11.	Events of Default	150

11.01.	Payments	150
11.02.	Representations, etc.	150
11.03.	Covenants	150
11.04.	Default Under Other Agreements	150
11.05.	Bankruptcy, etc.	150

(iii)

11.06.	ERISA	151
11.07.	Security Documents	152
11.08.	Subsidiaries Guaranty	152
11.09.	Judgments	152
11.10.	Change of Control	152
11.11.	Operational Licenses and Governmental Approvals	152
11.12.	Credit Document Licenses and Governmental Approvals	153
11.13.	Suspension of Business	153
11.14.	Environmental Claims	153
11.15.	Senior Secured Notes Intercreditor Agreement	153
11.16.	Second Lien Notes Intercreditor Agreement	153

SECTION 12.	The Agents	154

12.01.	Appointment and Authority	154
12.02.	Rights as a Lender	154
12.03.	Exculpatory Provisions	154
12.04.	Reliance by Administrative Agent	155
12.05.	Delegation of Duties	156
12.06.	Indemnification	156
12.07.	Non-Reliance on Administrative Agent and Other Lenders	156
12.08.	No Other Duties, Etc	157
12.09.	Resignation of the Administrative Agent	157
12.10.	Collateral Matters	158

SECTION 13.	Miscellaneous	159

13.01.	Payment of Expenses, etc.	159
13.02.	Right of Setoff	161
13.03.	Notices	161
13.04.	Benefit of Agreement; Assignments; Participations	161
13.05.	No Waiver; Remedies Cumulative	164
13.06.	Payments Pro Rata	164
13.07.	Calculations; Computations	165
13.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	165
13.09.	Counterparts	166
13.10.	Effectiveness	166
13.11.	Headings Descriptive	166
13.12.	Amendment or Waiver; etc.	167
13.13.	Survival	169
13.14.	Domicile of Loans	169
13.15.	Register	170
13.16.	Confidentiality	170
13.17.	Patriot Act	171
13.18.	OTHER LIENS ON COLLATERAL; TERMS OF SENIOR SECURED NOTES INTERCREDITOR AGREEMENT AND THE SECOND LIEN NOTES INTERCREDITOR AGREEMENT; ETC.	171
13.19.	Effect of the Amendment and Restatement	172
13.20.	No Advisory or Fiduciary Responsibility	173
13.21.	Post-Closing Requirements	174

(iv)

SCHEDULE I	Commitments
SCHEDULE II	Existing Outside Letters of Credit
SCHEDULE III	Existing Indebtedness
SCHEDULE IV	Real Property
SCHEDULE V	Governmental Approvals/Switching Equipment
SCHEDULE VI	Plans
SCHEDULE VII	Subsidiaries
SCHEDULE VIII	Insurance
SCHEDULE IX	Existing Liens
SCHEDULE X	Existing Investments
SCHEDULE XI	Affiliate Transactions
SCHEDULE XII	Lender Addresses
SCHEDULE XIII	Reverse Dutch Auction Procedures
SCHEDULE XIV	Designated Regulatory Subsidiaries

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Initial Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT B-4	Form of Incremental Term Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of O’Melveny & Myers LLP, special counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Subsidiaries Guaranty
EXHIBIT H	Pledge Agreement
EXHIBIT I	Security Agreement
EXHIBIT J	Form of Solvency Certificate
EXHIBIT K-1	Form of Incremental Term Loan Commitment Agreement
EXHIBIT K-2	Form of Incremental RL Commitment Agreement
EXHIBIT L	Form of Assignment and Assumption Agreement
EXHIBIT M	Form of Intercompany Note
EXHIBIT N	Form of Shareholder Subordinated Note
EXHIBIT O	Form of Reaffirmation Agreement
EXHIBIT P	Senior Secured Notes Intercreditor Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 28, 2007 and amended and restated as of May 31, 2011, among PAETEC HOLDING CORP., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, Bank of America, N.A., as Administrative Agent, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, as Co-Documentation Agents. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H

WHEREAS, the Borrower, the Existing Lenders and DBTCA, as administrative agent, are parties to a Credit Agreement, dated as of February 28, 2007 (as the same has been amended, modified or supplemented prior to the Restatement Effective Date, the “Existing Credit Agreement”); and

WHEREAS, subject to and upon the terms and conditions set forth herein, the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement;

NOW, THEREFORE, the parties hereto agree that, on the Restatement Effective Date, the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (i) the assets constituting a business, division or product line of any Person that is not already a Subsidiary or an Unrestricted Subsidiary of the Borrower or (ii) 100% of the outstanding Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or merged with a Wholly-Owned Subsidiary of the Borrower as contemplated by the definition of Permitted Acquisition).

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at (and not otherwise excluded from the calculation of) Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at (and not otherwise excluded from the calculation of) Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean BANA, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and Executive Officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agent” shall mean and include each of the Administrative Agent, the Collateral Agent, the Syndication Agents and the Documentation Agents.

“Agent-Related Person” has the meaning provided in Schedule XIII.

“Aggregate Consideration” shall mean, with respect to any Foreign Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries in connection with such Foreign Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar cash obligations of the Borrower and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Foreign Permitted Acquisition to the extent permitted by Section 10.04 and (iii) the Fair Market Value of all other consideration paid or payable in connection with such Foreign Permitted Acquisition (excluding, for purposes of this clause (iii), the Fair Market Value of any Borrower Common Stock and/or Qualified Preferred Stock issued (or to be issued) as consideration in connection with such Foreign Permitted Acquisition).

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.22.

“Applicable Excess Cash Flow Prepayment Percentage” shall mean, at any time, 50%; provided that, so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio is less than 3.50:1.00 but greater than or equal to 2.50:1.00 (as set forth in the officer’s certificate delivered pursuant to Section 9.01(e) for the fiscal year of the Borrower then last ended), the Applicable Excess Cash Flow Prepayment Percentage shall instead be 25%; and provided further that, so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio is less than 2.50:1.00 (as set forth in the officer’s certificate delivered pursuant to Section 9.01(e) for the fiscal year of the Borrower then last ended), the Applicable Excess Cash Flow Prepayment Percentage shall instead be 0%.

“Applicable Margin” shall mean a percentage per annum equal to: (i) in the case of Initial Term Loans maintained as (A) Base Rate Loans, 2.50%, and (B) Eurodollar Loans, 3.50%; (ii) in the case of Revolving Loans maintained as (A) Base Rate Loans, initially 2.25% and (B) Eurodollar Loans, initially 3.25%; (iii) in the case of Swingline Loans, initially 2.25%; and (iv) in the case of any Type of Incremental Term Loan of a given Tranche that is not an Initial Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the relevant Incremental Term Loan Commitment Agreement. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Revolving Loans or Swingline Loans than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Tranches of Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentences:

Total Leverage Ratio	Revolving Loan Eurodollar Margin	Revolving Loan and Swingline Loan Base Rate Margin
Equal to or greater than 3.50 to 1.00	3.25%	2.25%
Equal to or greater than 3.00 to 1.00 but less than 3.50 to 1.00	3.00%	2.00%
Less than 3.00 to 1.00	2.75%	1.75%

The Total Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days after the last day of any fiscal quarter of the Borrower (or within 90 days after the last day of the fourth fiscal quarter of the Borrower). The Quarterly Pricing Certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Adjustable Applicable Margins which shall be thereafter applicable (until such Adjustable Applicable Margins are changed or cease to apply in accordance with the following sentences). The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent or (y) the date which is 45 days (or 90 days in the case of the fourth fiscal quarter of the Borrower) following the last day of the fiscal quarter of the Borrower for which the Adjustable Applicable Margins were most recently determined pursuant to this definition (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, (A) the Adjustable Applicable Margins for Revolving Loans and Swingline Loans shall be the Highest Adjustable Applicable Margins (x) at all times during which a Default or an Event of Default shall occur and be continuing and (y) at all times prior to the date of delivery of the financial statements of the Borrower pursuant to Section 9.01(a) for the fiscal quarter of the Borrower ending June 30, 2011, (B) (x) the Applicable Margins and Adjustable Applicable Margins in respect of any Tranche of Revolving Loans made pursuant to any Extended Revolving Loan Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer and (y) the Applicable Margins and Adjustable Applicable Margins for Revolving Loans and Swingline Loans shall be increased as, and to the extent, necessary to comply with Sections 2.15(a) and (C) (x) the Applicable Margins in respect of any Tranche of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Offer, and (y) the Applicable Margins for Initial Term Loans shall be increased as, and to the extent, necessary to comply with Section 2.14(a).

“Applicable Threshold Price” has the meaning provided in Schedule XIII.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any Capital Stock or other securities of, or Equity Interests in, another Person), but excluding sales of inventory in the ordinary course of business and sales, transfers or other dispositions of assets pursuant to Sections 10.02(ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi). For purposes of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, Equity Interests of any Person shall not be deemed to constitute assets of such Person.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Auction” shall have the meaning provided in Section 2.18(a).

“Auction Amount” has the meaning provided in Schedule XIII.

“Auction Assignment and Assumption” has the meaning provided in Schedule XIII.

“Auction Manager” shall have the meaning provided in Section 2.18(a).

“Auction Notice” has the meaning provided in Schedule XIII.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the Chief Financial Officer, the Treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Available Incremental Commitment Amount” shall mean, at any date of determination, the remainder of (A) the Maximum Incremental Commitment Amount minus (B) the sum of (i) the aggregate principal amount (or face amount, if issued at a discount) of all Senior Secured Notes that were issued pursuant to Section 10.04(xviii)(V)(I) from and after the Restatement Effective Date and on or prior to such date (other than any Senior Secured Notes described in clause (c) of the definition thereof), (ii) the aggregate principal amount (or face amount, if issued at a discount) of all Second Lien Notes that were issued pursuant to Section 10.04(xix)(V)(I) from and after the Restatement Effective Date and on or prior to such date (other than any Second Lien Notes described in clause (c) of the definition thereof), and (iii) the aggregate principal amount of all Incremental Term Loans and Incremental RL Commitments that were incurred or obtained from and after the Restatement Effective Date and on or prior to such date.

“BANA” shall mean Bank of America, N.A., in its individual capacity, and any successor corporation thereto by merger consolidation or otherwise.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.00%, (iv) with respect to Initial Term Loans, 2.50%, and (v) with respect to any Tranche of Incremental Term Loans, such percentage as may be agreed to in the respective Incremental Term Loan Commitment Agreement. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Benefit Plan Exchange Offer” shall mean any transaction in which the Borrower acquires and/or retires Equity Plan Securities in exchange for other Equity Plan Securities.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 8.13.

“Borrower Materials” shall have the meaning provided in Section 9.01.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments (or, if the applicable Commitments have terminated, outstanding Loans) of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that (x) Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans and (y) any Incremental Term Loans incurred pursuant to Section 2.01(b) that are being added to a then existing Tranche of Term Loans shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.14(c).

“Business” shall mean, with respect to the Borrower or any of its Subsidiaries, the business of constructing, developing, owning, managing, maintaining and/or operating, as applicable, the Systems and all operations related thereto or in support thereof and any business substantially related, ancillary or complementary to the business of the Company and its Subsidiaries on the Restatement Effective Date.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to (x) all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans and (y) all determinations of the Eurodollar Rate pursuant to clause (b) of the definition thereof, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capital Stock” of any Person shall mean any and all shares, interests, participations or other equivalents in equity of such Person, including, without limitation, (i) in the case of a corporation, any capital stock of such corporation, (ii) in the case of a partnership, partnership interests (whether general or limited) of such partnership and (iii) in the case of a limited liability company, membership interests of such limited liability company.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP; provided that any Headquarters SPV Base Lease and/or Headquarters Lease shall not be a Capitalized Lease Obligation for the purposes of this Agreement.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 365 days from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 365 days from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than 365 days after the date of acquisition by such Person, (vi) investments in money market funds at least 95% of whose assets, determined as of the date of investment by the Borrower or any of its Subsidiaries, consist of securities or instruments of the types described in clauses (i) through (v) above, and (vii) in the case of Foreign Subsidiaries of the Borrower only (in addition to instruments referred to in clauses (i) through (vi) above), instruments equivalent to those referred to in clauses (i) through (iv) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary of the Borrower organized in such jurisdiction.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 11.06.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Borrower on a Fully Diluted Basis, (ii) Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Borrower or (iii) a “Change of Control” (or similar event) shall occur as provided in any Senior Notes Document, any Other Unsecured Debt Document, any Senior Secured Notes Document or any Second Lien Notes Document.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Restatement Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.

“Collateral Agent” shall mean the financial institution acting as Administrative Agent in its capacity as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Common Stock” of any Person shall mean any and all shares, interests, participations or other equivalents of such Person’s Capital Stock, other than Preferred Stock of such Person.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum, dated April 2011, prepared by the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Restatement Effective Date.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries (as determined in accordance with GAAP) at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries (as determined in accordance with GAAP) at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included in such consolidated current liabilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or extraordinary losses, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (including, without limitation, letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income, profits or capital of the Borrower and its Subsidiaries (including, without limitation, state single business unitary and similar taxes imposed in lieu of income taxes), franchise or similar taxes, and foreign withholding taxes paid or accrued during such period and determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iv) the amount of all other non-cash charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period (including, without limitation, non-cash asset impairment charges, non-cash restructuring charges, non-cash costs of exiting a facility and non-cash charges associated with equity compensation), (v) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, any Permitted Acquisition (whether or not consummated) or the incurrence, modification or repayment of Indebtedness permitted to be incurred, modified or repaid by this Agreement (including a refinancing thereof) (whether or not successful) in an aggregate amount not to exceed $5,000,000 for such period, (vi) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, system establishment costs, contract termination costs, future lease commitments and excess pension charges) incurred in connection with any Permitted Acquisition in an aggregate amount for all such Permitted Acquisitions not to exceed 5% of Consolidated EBITDA for such period (determined on a Pro Forma Basis for all such Permitted Acquisitions during such period but before giving effect to any increase thereto pursuant to this clause (vi), preceding clause (v) or the pro forma adjustments made pursuant to clause (iii) of the definition of Pro Forma Basis), so long as all such expenses, charges or reserves are incurred within 12 months of the date of such Permitted Acquisition, and (vii) in the case of any period including the fiscal quarter of the Borrower ending June 30, 2011, the amount of all Transaction-Related Expenses incurred during such period, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(iv) in a previous period. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Indebtedness” shall mean, at any time, the remainder of (A) the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (ii) of the definition of Indebtedness, (iii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (viii) of the definition of Indebtedness and (iv) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i), (ii) and (iii) minus (B) except for purposes of calculating the Total Secured Leverage Ratio pursuant to Sections 2.14(a), 2.15(a), 10.04(xviii), and 10.04(xix), the aggregate amount of all Unrestricted cash and Cash Equivalents on hand of the Borrower and the Subsidiary Guarantors at such time in excess of $20,000,000; provided that (x) any Indebtedness of the Headquarters SPV or any Subsidiary thereof in respect of Headquarters Debt shall not be included in the calculation of Consolidated Indebtedness and (y) all Indebtedness of the Borrower in respect of any outstanding Shareholder Subordinated Notes shall not be included in the calculation of Consolidated Indebtedness.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Subsidiary of the Borrower in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Subsidiary, (ii) the net income (or loss) of any Person (other than a Subsidiary of the Borrower) in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests (except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of cash contributed by the Borrower or any of its Subsidiaries to any such Person during such period), (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or on or prior to the date all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower, (iv) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (v) the net income (or loss) of each Unrestricted Subsidiary (except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of cash contributed by the Borrower or any of its Subsidiaries to any such Person during such period) and (vi) any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Interest Rate Protection Agreements, Other Hedging Agreements or other derivative instruments.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person with respect to any obligation of the type specified in this definition as primary obligations as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing (or in effect guaranteeing) any Indebtedness, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Restatement Effective Date and each other director of the Borrower if such director’s appointment or nomination for election to the Board of Directors of the Borrower is recommended or approved by a majority of the then Continuing Directors (or by a duly appointed committee appointed by a majority of the then Continuing Directors).

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Reaffirmation Agreement, the Senior Secured Notes Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Incremental Term Loan Commitment Agreement, each Incremental RL Commitment Agreement, the Second Lien Notes Intercreditor Agreement, each Mortgage and each Additional Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall mean an amount (not less than zero) equal to, initially, $0, which amount (x) shall be increased on each Excess Cash Flow Payment Date, so long as any payment required pursuant to Section 5.02(e), if any, has been made on or prior to such date, by an amount equal to 50% of Excess Cash Flow for the respective Excess Cash Flow Payment Period and (y) shall be reduced by the sum of, in each case, without duplication, (I) the aggregate amount of Dividends theretofore paid or made pursuant to Section 10.03(ix) on or after the Restatement Effective Date and (II) the aggregate amount of cash payments theretofore made pursuant to Section 10.09(iii)(w)(i)(II) on or after the Restatement Effective Date.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated to the Administrative Agent as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Regulatory Subsidiaries” shall mean each of the Subsidiary Guarantors listed on Schedule XIV.

“Designated XETA Real Property” shall mean the fee-owned Real Property located at 1814 West Tacoma Street in Broken Arrow, Oklahoma which is owned by XETA Technologies, Inc.

“Discount Range” has the meaning provided in Schedule XIII.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (including, without limitation, Equity Interests issued by another Person, but excluding any Equity Interests issued by such Person consisting of Common Stock) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than Common Stock of such Person) any shares of any class of its Capital Stock or any other Equity Interests outstanding on or after the Restatement Effective Date, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Capital Stock or any other Equity Interests of such Person outstanding on or after the Restatement Effective Date.

“Documentation Agents” shall mean each of JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, in their respective capacity as Documentation Agents for the Lenders hereunder and under the other Credit Documents.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Senior Notes Documents, (iii) the Senior Secured Notes Documents and (iv) on and after the execution and delivery thereof, the Other Unsecured Debt Documents and the Second Lien Notes Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries and Affiliates, natural persons and any “accredited investor” (as defined in Rule 501(a)(8) under the Securities Act) in which all of the equity owners are natural persons.

“Embargoed Person” shall have the meaning provided in Section 10.07.

“End Date” shall have the meaning provided in the definition of Applicable Margin.

“Energy Contract Collateral” shall mean the following, wherever located, whether now owned, hereafter acquired or created, in each case, to the extent constituting collateral that has been pledged as security under any Energy Contract: (i) all amounts and/or accounts owing from customers of U.S. Energy to U.S. Energy and all associated charges, including, without limitation, unbilled accounts receivable, (ii) deposits by U.S. Energy that are required to be made by it pursuant to an Energy Contract to secure its performance under any Energy Contract in an aggregate amount not to exceed $5,000,000 at any time, (iii) all amounts owing and all amounts to be owing from any Energy Contract Counterparty to U.S. Energy and (iv) all products and proceeds of clauses (i), (ii) and (iii) above.

“Energy Contract Counterparty” shall have the meaning provided in the definition of Energy Contracts contained herein.

“Energy Contracts” shall mean, collectively, any and all agreements related to the provision of billing services to U.S. Energy and/or the purchase of accounts receivable from U.S. Energy by a third party billing service provider and/or purchaser of accounts receivable (any such third party and its successors and assigns being referred to herein as an “Energy Contract Counterparty”), in each case, entered into in the ordinary course of business of U.S. Energy and on a basis consistent with past practices.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings by a Governmental Authority or other third party relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean Capital Stock of such Person and warrants, options and other similar rights to purchase or acquire Capital Stock of such Person (it being understood that Equity Interests shall not include outstanding debt instruments that are convertible into, or exchangeable for, Capital Stock).

“Equity Plan” shall mean any stock option, restricted stock, stock incentive, employee stock purchase, deferred compensation, profit sharing, defined benefit, defined contribution or other benefit plan of the Borrower or any of its Subsidiaries and the related award agreements under each such plan.

“Equity Plan Securities” shall mean any Equity Interests of the Borrower awarded, granted, sold or issued pursuant to any Equity Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the Restatement Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean:

(a) for any Interest Period with respect to a Eurodollar Loan, the highest at any time of (i) the rate per annum equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such

Interest Period) with a term equivalent to such Interest Period, or (b) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by BANA’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, (ii) with respect to Initial Term Loans, 1.50%, and (iii) with respect to any Tranche of Incremental Term Loans, such percentage as may be agreed to in the respective Incremental Term Loan Commitment Agreement; and

(b) for any interest calculation with respect to a Base Rate Loan pursuant to clause (iii) of the definition of “Base Rate” on any date, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day, or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by BANA’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (to the extent permitted to be made hereunder) (other than Capital Expenditures to the extent financed with proceeds of sales or issuances of Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness (including, without limitation, with Capitalized Lease Obligations)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries (to the extent permitted to be made hereunder) and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries (to the extent permitted to be made hereunder) during such period (other than (1) repayments made pursuant to Section 6.05, (2) repayments made with the proceeds of sales or issuances of Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness, (3) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required, in the case of Term Loans, as a result of a Scheduled Repayment pursuant to Section 5.02(b) and (4) repayments of Indebtedness pursuant to Section 10.09(iii)(w) to the extent such payments utilize the Cumulative Retained Excess Cash Flow Amount), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than any such payments to the extent financed with proceeds of sales or issuances of Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness).

“Excess Cash Flow Payment Date” shall mean the date occurring 95 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2011).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each successive Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 under the Exchange Act as in effect from time to time, or in any successor rule thereto.

“Executive Order” shall have the meaning provided in Section 8.22.

“Existing Credit Agreement” shall have the meaning provided in the first recital of this Agreement.

“Existing Indebtedness” shall have the meaning provided in Section 8.20.

“Existing Lenders” shall mean the lenders party to the Existing Credit Agreement immediately prior to the Restatement Effective Date.

“Existing Outside Letters of Credit” shall mean each of the letters of credit described in Schedule II.

“Existing US LEC Minority Investment” shall mean the equity investment held by US LEC on the Restatement Effective Date and more particularly described on item 3 of Schedule X, together with all rights, obligations and arrangements relating to such ownership.

“Expiration Time” has the meaning provided in Schedule XIII.

“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.16(a).

“Extended Term Loans” shall have the meaning provided in Section 2.16(a).

“Extending RL Lender” shall have the meaning provided in Section 2.16(a).

“Extending Term Lender” shall have the meaning provided in Section 2.16(a).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as enacted on the Restatement Effective Date (and any amended or successor version that is substantively comparable provided that any such amended or successor version imposes criteria that are no more onerous than those contained in such sections as enacted on the Restatement Effective Date), and the regulations promulgated thereunder or published administrative guidance implementing such Sections.

“FCC” shall mean the Federal Communications Commission or any successor commission or agency of the United States of America having jurisdiction over the Borrower or any of its Subsidiaries or any System.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Covenant” shall mean the financial covenant contained in Section 10.08.

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Permitted Acquisition” shall mean a Permitted Acquisition in respect of which (i) a substantial part of the business, division or product line acquired, or (ii) a substantial part of the business of the Person acquired and its Subsidiaries taken as a whole, is, in either case, in a jurisdiction other than the United States.

“Foreign Permitted Acquisition Additional Equity Amount” shall mean an amount equal to the lesser of (x) $25,000,000 and (y) the aggregate Net Equity Proceeds received by the Borrower after the Restatement Effective Date solely from the issuance by the Borrower of Borrower Common Stock and/or Qualified Preferred Stock the proceeds of which are promptly used to fund a Foreign Permitted Acquisition.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“Fully Diluted Basis” shall mean, as of any date of determination, the sum of (a) the number of shares of Voting Stock outstanding as of such date of determination plus (b) the number of shares of Voting Stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date of determination.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, however, (x) that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that it or the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (y) notwithstanding anything to the contrary contained herein, all financial statements to be delivered hereunder shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof); provided further that certain determinations in accordance with GAAP are subject to Section 13.07(a).

“Governmental Approval” shall mean, with respect to the Borrower or any of its Subsidiaries, any license, permit or certificate of public convenience and necessity issued or required to be issued to any such Person by the FCC, any PUC or any other Governmental Authority in connection with any System.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the FCC and any PUC).

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, the exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Headquarters” shall mean (i) the Real Property located in New York on which the Borrower’s and/or its Subsidiaries’ corporate headquarters is or is proposed to be located from time to time, and (ii) the assets (including equipment, fixtures and other personal property or Real Property) related thereto or located thereon, in each case solely to the extent that such Real Property and related assets are acquired and owned, or leased, by the Headquarters SPV or one of its Subsidiaries.

“Headquarters Ancillary Agreements” shall mean (i) the Interest Subsidy Agreement between the City of Rochester and/or another granting governmental entity and the Headquarters SPV and/or one of its Subsidiaries pursuant to which such granting entity provides credit support for the benefit of the Headquarters Transactions in exchange for the development of the Headquarters and related community benefits in connection therewith and (ii) the Guaranty of New Market Tax Credits between the Borrower and/or one of its Subsidiaries and the provider of equity to the Headquarters Investor pursuant to which the tax attributes of the Headquarters Transactions are verified and supported.

“Headquarters Debt” shall mean the Headquarters Non-Recourse Mortgage Debt and/or the Headquarters SPV Base Lease.

“Headquarters Debt Documents” shall mean, on and after the execution and delivery thereof, (i) each note, instrument, agreement, mortgage and other document relating to the incurrence of any Headquarters Non-Recourse Mortgage Debt, (ii) the Headquarters Leases, (iii) the Headquarters SPV Base Lease and (iv) the Headquarters Ancillary Agreements, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Headquarters Investor” shall have the meaning provided for in subclause (i) of the definition of “Headquarters Transactions”.

“Headquarters Leases” shall mean (i) the lease from time to time in effect between Headquarters SPV, as lessor or sublessor, and the Borrower and/or its other Subsidiaries, as lessee(s) or sublessee(s), with respect to the leasing or subleasing of space in the Headquarters as the Borrower’s and/or its Subsidiaries’ corporate headquarters, as the same may be amended, modified or replaced from time to time in accordance with the terms hereof and thereof, (ii) the lease(s) or sublease(s) from time to time in effect between Headquarters SPV, as lessor or sublessor, and one or more third parties, as lessee(s) or sublessee(s), of all or a portion of the portion of the Headquarters not leased to the Borrower and/or its other Subsidiaries, as the same may be amended, modified or replaced from time to time, and (iii) the sublease or subleases from time to time in effect between Borrower and/or its Subsidiaries, as sublessor(s), and one or more third parties, as sublessee(s), with respect to a portion of the Headquarters leased to Borrower and/or it Subsidiaries but not occupied by the Borrower and/or its Subsidiaries during the time such sublease or subleases are in effect, as the same may be amended, modified or replaced from time to time.

“Headquarters Non-Recourse Mortgage Debt” shall mean (i) initially, Indebtedness of the Headquarters SPV and/or one of its Subsidiaries in an aggregate principal amount not to exceed $55,000,000 the net cash proceeds of which are used by the Headquarters SPV and/or its Subsidiaries to acquire, develop and/or construct the Headquarters, and (ii) thereafter, any Indebtedness of the Headquarters SPV and/or its Subsidiaries the net cash proceeds of which are used by the Headquarters SPV and/or its Subsidiaries to refinance in full the Indebtedness incurred under preceding clause (i) or under this clause (ii), in each case under clause (i) and (ii) above, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance or incurrence thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Subsidiaries (other than the assets of the Headquarters SPV and its Subsidiaries and the Equity Interests of the Headquarters SPV and its Subsidiaries), (ii) neither the Borrower nor any of its Subsidiaries (other than the Headquarters SPV and its Subsidiaries) (x) provides credit support of any kind in respect thereof (including any undertaking, agreement or instrument that would constitute Indebtedness) except (A) “carve-outs” guarantees and environmental indemnities in respect of the Headquarters Debt, in each case on customary and commercially reasonable terms, (B) up to $25,000,000 of contingent obligations in respect of the Headquarters Ancillary Agreements, and (C) pursuant to the Headquarters Lease and/or Headquarters SPV Payment Amounts, or (y) is directly or indirectly liable thereon as a guarantor or otherwise, (iii) no default in respect of such Indebtedness would permit the holders of any other Indebtedness (other than Indebtedness represented by the Senior Notes, any Other Unsecured Debt, any Senior Secured Notes, any Second Lien Notes or the Credit Documents) to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to is stated maturity, (iv) such Indebtedness does not cross-default or cross-accelerate to any Indebtedness of the Borrower or any of its other Subsidiaries (other than the Headquarters SPV or its Subsidiaries), (v) such Indebtedness shall not be recourse to the Borrower or any of its other Subsidiaries (other than the Headquarters SPV or its Subsidiaries) or any of their respective assets, (vi) no more than one Headquarters location may be financed with such Indebtedness at any one time and (vii) such Indebtedness is incurred on terms customary for financings of that type as reasonably determined by the Borrower in good faith and shall not be subject to any scheduled amortization (other than customary amortization of mortgage loans of a similar nature), mandatory redemption, sinking fund or similar payment (other than pursuant to customary provisions relating to change of control or the sale, destruction and/or taking by eminent domain of the Headquarters and related assets) or have a final maturity, in either case prior to the date occurring six months following the latest Maturity Date in effect at the time of incurrence of such Indebtedness and, in any event, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the outstanding Tranche of Term Loans with the latest Maturity Date in effect at the time of incurrence of such Indebtedness. The incurrence of Headquarters Non-Recourse Mortgage Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that the incurrence of such Headquarters Non-Recourse Mortgage Debt is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

“Headquarters SPV” shall mean PAETEC Realty and/or one or more of its Subsidiaries that will be formed for the principal purpose of purchasing, developing, constructing and/or owning the Headquarters, incurring any Headquarters Debt and entering into and performing the Headquarters Leases.

“Headquarters SPV Base Lease” shall have the meaning provided for in subclause (iv) of the definition of “Headquarters Transactions”.

“Headquarters SPV Payment Amounts” shall mean (i) the initial Investment by the Borrower or any of its Subsidiaries in the Headquarters Investor in an aggregate amount not to exceed $5,000,000 in connection with the acquisition, development and/or construction of the Headquarters by the Headquarters SPV or its Subsidiaries (including obtaining any financings for such acquisition, development and/or construction), including for funding a down-payment, tenant improvements and other Capital Expenditures, (ii) additional Investments by the Borrower or any of its Subsidiaries in the Headquarters SPV or any related entity in the Headquarters Transaction structure in an aggregate outstanding amount (determined without regard to any write-downs or write-offs thereof) not to exceed $5,000,000, and (iii) without duplication of any amounts paid pursuant to the Headquarters Leases, Investments in the Headquarters SPV or any related entity required to service the Headquarters Non-Recourse Mortgage Debt (including principal, interest and associated fees and expenses thereunder), to maintain the Headquarters and related real and personal property and to maintain the legal existence of the Headquarters SPV and its Subsidiaries and to pay corporate overhead and legal, accounting and administrative costs and expenses and taxes (including franchise taxes) of the Headquarters SPV and its Subsidiaries.

“Headquarters Transactions” shall mean (i) the initial Headquarters SPV Payment Amount described in clause (i) of the definition thereof in an entity (that is not a Subsidiary of the Borrower) which makes investments utilizing tax credits (the “Headquarters Investor”), (ii) the incurrence by the Headquarters SPV and/or its Subsidiaries of Headquarters Non-Recourse Mortgage Debt in an aggregate amount not to exceed $55,000,000 (as reduced by any repayments of principal thereof) from the Headquarters Investor or a Subsidiary thereof or another lender (the “Headquarters Lender”), the source of which the Headquarters Lender shall have obtained (x) approximately $16,500,000 from a third party lender that is not the Headquarters Investor or an Affiliate thereof, (y) approximately $16,500,000 from a governmental entity and (z) approximately $20,000,000 from the Headquarters Investor and the Investment described in clause (i) of this definition, in each case, for which the portion of the Headquarters Non-Recourse Mortgage Debt to which such amount described in this clause (z) relates bears interest at a nominal rate, (iii) the acquisition, development and/or construction of the Headquarters by the Headquarters SPV and/or its Subsidiaries, (iv) the sale and leaseback or lease and leaseback of the Headquarters by the Headquarter SPV to a third party financing source (which may be a Capitalized Lease Obligation) (such lease, the “Headquarters SPV Base Lease”) so long as, other than for nominal payments, there are no debt service, lease service or similar requirements in respect of the Headquarters SPV Base Lease in excess of the amounts the Headquarters SPV would incur in respect of real property taxes and other similar payment obligations in the absence of the incurrence of the Headquarters SPV Base Lease, (v) the lease or sublease of the Headquarters from the Headquarters SPV to the Borrower and/or one of its Subsidiaries pursuant to the Headquarters Leases, (vi) transactions pursuant to the Headquarters

Ancillary Agreements, (vii) the payment from time to time of the Headquarters SPV Payment Amounts pursuant to clauses (ii) and (iii) of the definition thereof and (viii) any other transaction in furtherance of the foregoing that is not adverse to the interests of the Lenders in any material respect and is not otherwise prohibited by this Agreement (it being understood that, in no event shall any such other transactions involve any incremental Indebtedness, any incremental credit support provided by the Borrower or any of its Subsidiaries (other than the Headquarters SPV or any of its Subsidiaries) or the granting of any Liens on the assets of the Borrower or any of its Subsidiaries (other than the assets of the Headquarters SPV or any of its Subsidiaries and the Equity Interests of the Headquarters SPV and its Subsidiaries and the Equity Interests of the Headquarters SPV and its Subsidiaries); provided, that the Headquarters Transactions may consist of some or all of the foregoing transactions or transaction with similar steps and/or economic effect (and each of the component definitions of the Headquarters Transactions may be construed accordingly) to the extent that such transactions are otherwise consistent with the limitations set forth above and are not any more adverse to the interests of the Lenders in any material respect than the Headquarters Transactions described herein, taken as a whole.

“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Immaterial Designated Regulatory Subsidiaries” shall mean those Designated Regulatory Subsidiaries whose total revenues (on a combined basis) for the most recently ended fiscal quarter for which financial statements have been delivered to the Lenders pursuant to this Agreement are less than 5.0% of the total consolidated revenues of the Borrower and its Subsidiaries for such fiscal quarter.

“Immaterial Subsidiary” shall mean (a) for purposes of Section 10.02(xiii), any Subsidiary of the Borrower with assets with a Fair Market Value of less than $1,000,000, and (b) for purposes of Sections 9.16 and 10.13, and at the Borrower’s option upon prior written notice to the Administrative Agent, Subsidiaries, in the aggregate, whose assets at any time have a Fair Market Value of less than $3,000,000.

“Incremental RL Commitment” shall mean, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 2.01(c) as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental RL Commitment Agreement” shall have the meaning set forth in Section 2.15(b).

“Incremental RL Commitment Date” shall mean each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 2.15(b).

“Incremental RL Lender” shall have the meaning specified in Section 2.15(b).

“Incremental Term Loan” shall have the meaning provided in Section 2.01(b).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which the Borrower incurs Incremental Term Loans of such Tranche pursuant to Section 2.01(b), which date shall be the date of the effectiveness of the Incremental Term Loan Commitment Agreement pursuant to which such Incremental Term Loans are to be made.

“Incremental Term Loan Commitment” shall mean, with respect to each Incremental Term Loan Lender, the commitment of such Lender to make Incremental Term Loans pursuant to Section 2.01(b) on a given Incremental Term Loan Borrowing Date, as such commitment is set forth in the respective Incremental Term Loan Commitment Agreement delivered pursuant to Section 2.14(b) and as same may be terminated pursuant to Section 4.03 or 11.

“Incremental Term Loan Commitment Agreement” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates or the amount of the indebtedness secured by such property, whichever is less), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person with respect to Indebtedness described in preceding clauses (i) through (v) and succeeding clauses (vii) and (viii), (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity

(including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accounts payable, contract termination fees, Shortfall Fees, accrued expenses and deferred tax and other credits in each case incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person. It is further understood that obligations under any Headquarters Lease shall not be considered “Indebtedness” for the purposes of this Agreement.

“Individual RL Exposure” of any RL Lender shall mean, at any time, the sum of (x) the aggregate principal amount of all Revolving Loans made by such RL Lender and then outstanding, (y) such RL Lender’s RL Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letter of Credit and any Unpaid Drawings relating thereto and (z) such RL Lender’s RL Percentage multiplied by the aggregate principal amount of all then outstanding Swingline Loans.

“Initial Revolving Loan Maturity Date” shall mean May 31, 2016; provided, however, if more than $25,000,000 in aggregate principal amount of Senior Notes described in clause (a) of the definition thereof are outstanding on January 15, 2015, then the “Initial Revolving Loan Maturity Date” shall instead be January 15, 2015.

“Initial Term Loan” shall have the meaning provided in Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Section 4.03 or 11.

“Initial Term Loan Maturity Date” shall mean May 31, 2018.

“Initial Term Note” shall have the meaning provided in Section 2.05.

“Intercompany Debt” shall mean any Indebtedness, payables or other payment obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans and/or Intercompany Debt permitted under Section 10.04(ii), duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by an Issuing Lender and the Borrower (or any Subsidiary thereof) or in favor of an Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” shall mean each of (i) BANA (except as otherwise provided in Section 12.09), and (ii) any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder; provided that, if any Extension or Extensions of Revolving Loan Commitments is or are effected in accordance with Section 2.16, then upon the occurrence of the Initial Revolving Loan Maturity Date and on each later date which is or was at any time a Revolving Loan Maturity Date with respect to Revolving Loan Commitments (each, an “Issuing Lender Termination Date”), each Issuing Lender at such time shall have the right to resign as an Issuing Lender on, or on any date within 20 Business Days after, the respective Issuing Lender Termination Date, in each case upon not less than 10 days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Credit Documents as an Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), each Issuing Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or an affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents). Nothing in the third preceding sentence shall limit the right of the Administrative Agent to resign hereunder (including in its capacity as an Issuing Lender) in accordance with the provisions of Section 12.09.

“Issuing Lender Termination Date” shall have the meaning provided in the definition of “Issuing Lender” contained herein.

“Joint Lead Arrangers” shall mean each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and J.P. Morgan Securities LLC, in their respective capacities as Joint Lead Arrangers, and any successor thereto.

“Joint Lead Bookrunners” shall mean each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and J.P. Morgan Securities LLC, in their respective capacities as Joint Book Runners, and any successor thereto.

“L/C Sublimit” shall mean, at any time, (i) $35,000,000 minus (ii) the sum of the aggregate available amount of the Other Letters of Credit plus any unreimbursed drawings in respect thereof.

“L/C Supportable Obligations” shall mean (i) Ordinary Course Obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (s) any Senior Secured Notes, (t) any Second Lien Notes, (u) any Senior Notes, (v) any Other Unsecured Debt, (w) any Headquarters Debt, (x) any Shareholder Subordinated Notes, (y) any other Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) any Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14, 2.15 or 13.04(b).

“Lender Default” shall mean, subject to the last paragraph of Section 2.17, as to any Lender, that such Lender (a) has failed to (i) fund all or any portion of its Loans (including any Mandatory Borrowing) within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder (including under Section 2.01(c), (d) or (e) or Section 3), or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender Default shall cease to be a Lender Default pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding under the Bankruptcy Code or any other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be subject to a Lender Default solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is subject to a Lender Default under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be subject to a Lender Default (subject to the last paragraph of Section 2.17) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Lender.

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.17(a).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit. The Letter of Credit Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranche or Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(e).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (A) a material adverse effect on the business, property, assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (B) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Material Weakness” shall mean a deficiency in the Borrower’s control over financial reporting that constitutes a “material weakness” based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Term Loan Maturity Date, each Incremental Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Maximum Incremental Commitment Amount” shall mean $300,000,000.

“Maximum Swingline Amount” shall mean $10,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $2,500,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.

“Minimum Liquidity Condition” shall mean (i) in the case of Section 9.15, that the sum of (I) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors at such time plus (II) the Total Unutilized Revolving Loan Commitment at such time shall equal or exceed $20,000,000, and (ii) in the case of Sections 2.18(a), 10.03(ix), 10.09(iii)(u) and 10.09(iii)(w), that the sum of (I) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors at such time plus (II) the Total Unutilized Revolving Loan Commitment at such time shall equal or exceed $50,000,000. For purposes of this definition only, the amount of the Total Unutilized Revolving Loan Commitment at any time shall be limited to that amount thereof (if any) that the Borrower is permitted to incur at such time in accordance with the terms of this Agreement and any amount in excess thereof shall not be treated as part of the Total Unutilized Revolving Loan Commitment at such time.

“Minimum Tranche Amount” shall have the meaning provided in Section 2.16(b).

“MNPI” shall mean material non-public information with respect to the Borrower or its Subsidiaries, or their respective securities.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage or other Security Document pursuant to the terms hereof.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Revolving Loan Commitment and/or repayment of Term Loans pursuant to Section 5.02(c) or (f), as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) incurred in connection with any such event.

“Net Equity Proceeds” shall mean, with respect to each issuance or sale of any Borrower Common Stock and/or Qualified Preferred Stock by the Borrower or any capital contribution to the Borrower, the cash proceeds (net of underwriting discounts and commissions and other costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the Borrower from the respective sale or issuance of Borrower Common Stock and/or Qualified Preferred Stock or from the respective capital contribution (other than from sales or issuances of Borrower Common Stock and/or Qualified Preferred Stock to, or capital contributions from, employees, officers and/or directors of the Borrower or any of its Subsidiaries).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash and Cash Equivalent proceeds (including any cash and Cash Equivalents received (x) by way of deferred payment pursuant to a promissory note, receivable or otherwise or (y) upon the conversion of any Designated Non-Cash Consideration to cash or Cash Equivalents, in each case, but only as and when received) received from such sale or other disposition of assets, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 45 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement and other than any Interest Rate Protection Agreements or Other Hedging Agreements secured by the Security Documents) permitted hereunder which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash or Cash Equivalent proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, each Domestic Subsidiary of such Person which is not a Wholly-Owned Domestic Subsidiary of such Person.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Initial Term Note, each Incremental Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 901 Main Street, Dallas, Texas 75202, Attention: Antonikia L. Thomas, Telephone No.: 214-209-1569, and Telecopier No.: 877-206-8432 and (ii) for operational notices, the office of the Administrative Agent located at 901 Main Street, Dallas, Texas 75202, Attention: Jacqueline R. Jones, Telephone No.: 214-209-9254, and Telecopier No.: 214-290-9439 or (in either case) such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall have the meaning provided in Section 8.22.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any other receivables financing transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, (iii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person or (iv) any obligation under a Synthetic Lease.

“Ordinary Course Letters of Credit” shall mean letters of credit issued for the account of the Borrower or any Subsidiary of the Borrower to secure Ordinary Course Obligations.

“Ordinary Course Obligations” shall mean the following obligations incurred by the Borrower or any of its Subsidiaries in the ordinary course of business: obligations in connection with workers compensation claims, unemployment insurance and social security benefits; obligations securing the performance of bids, tenders, leases, network services and contracts in the ordinary course of business; statutory obligations; escrow arrangements and similar arrangements for payment of sums in dispute; and surety bonds, performance bonds and other obligations of a like nature.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices. For purposes of this definition, “commodity agreements or other similar agreements” shall not be deemed to include any service contracts, leases or other agreements or arrangements for the purchase of telecommunications capacity.

“Other Letters of Credit” shall mean, collectively, the Existing Outside Letters of Credit and the Ordinary Course Letters of Credit.

“Other Unsecured Debt” shall mean any unsecured Indebtedness of the Borrower, which may be guaranteed on an unsecured basis by one or more Subsidiary Guarantors, all of the terms and conditions of which satisfy the requirements of Section 10.04(xx), as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof. The incurrence of Other Unsecured Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that the incurrence of such Other Unsecured Debt is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

“Other Unsecured Debt Documents” shall mean, on and after the execution and delivery thereof, each note, instrument, agreement, guaranty and other document relating to each incurrence of Other Unsecured Debt, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“PAETEC Realty” shall mean PAETEC Realty LLC, a New York limited liability company, and a Domestic Subsidiary of the Borrower.

“PAETEC Software” shall mean PAETEC Software Corp., a New York corporation, and a Domestic Subsidiary of the Borrower.

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent located at 901 Main Street, Dallas, Texas 75202 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by the Borrower or any Wholly-Owned Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business (i) with and into the Borrower (so long as the Borrower is the surviving corporation), (ii) with a Wholly-Owned Subsidiary of the Borrower (so long as, if such Wholly-Owned Subsidiary is a Subsidiary Guarantor, the surviving or continuing Person shall be or become a Subsidiary Guarantor)), provided that, in the case of each Permitted Acquisition, (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), Borrower Common Stock (including options, warrants or other rights to acquire Borrower Common Stock), Qualified Preferred Stock, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, or any combination of the foregoing forms of consideration, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person (other than de minimis amounts) unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly-Owned Subsidiary or any minority interest of such Acquired Entity or Business, (1) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such Non-Wholly-Owned Subsidiary or a minority interest of the Acquired Entity or Business shall have been a Non-Wholly-Owned Subsidiary or a minority interest of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (3) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 85% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly- Owned Subsidiaries or a minority interest held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (C) except in the case of a Foreign Permitted Acquisition, substantially all of the business, division or product line acquired pursuant to such Permitted Acquisition, or the business of the Person acquired pursuant to such Permitted Acquisition and its Subsidiaries, taken as a whole, is in the United States, and (D) the Acquired Entity or Business acquired pursuant to such Permitted Acquisition is in a business permitted by Section 10.12. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Collateral Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) Arunas A. Chesonis, his Affiliates, one or more of his lineal descendants and any trusts established for the benefit of Arunas A. Chesonis, his spouse and/or any such lineal descendants, (ii) Richard T. Aab, his Affiliates, one or more of his lineal descendants and any trusts established for the benefit of Richard T. Aab, his spouse and/or any such lineal descendants, and (iii) Tansukh V. Ganatra, his Affiliates, one or more of his lineal descendants and any trusts established for the benefit of Tansukh V. Ganatra, his spouse and/or any such lineal descendants.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Platform” shall have the meaning provided in Section 9.01.

“Pledge Agreement” shall mean the Amended and Restated Pledge Agreement, dated as of February 28, 2007 and amended and restated as of June 29, 2009, by and among the Collateral Agent (as successor-in-interest to DBTCA as collateral agent), the Borrower, the other Credit Parties from time to time party thereto and the other parties thereto (as amended, restated, supplemented or modified from time to time in accordance with the terms thereof and hereof), a copy of which as in effect on the Restatement Effective Date is attached hereto as Exhibit H.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Preferred Stock” of any Person shall mean Capital Stock of such Person (other than Common Stock of such Person) of any class or classes that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person, and, with respect to the Borrower, shall include any Qualified Preferred Stock.

“Prime Lending Rate” shall mean the rate set by BANA based upon various factors including BANA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Lending Rate announced by BANA shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent such revolving Indebtedness is incurred to refinance other outstanding Indebtedness (including any payments made pursuant to Section 10.09(iii)), to finance a Permitted Acquisition or to finance a Dividend pursuant to Section 10.03(ix)) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent retirement or repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent such revolving Indebtedness is incurred to refinance other outstanding Indebtedness (including any payments made pursuant to Section 10.09(iii)), to finance Permitted Acquisitions or to finance a Dividend pursuant to Section 10.03(ix)) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness, to finance a Dividend or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while such Indebtedness was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to such provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 2.14(a), 2.15(a), 2.18(a), 9.15(a), 10.03(ix), 10.04(xviii), 10.04(xix), 10.04(xx), 10.09(iii)(u) and 10.09(iii)(w) only) as if such Permitted Acquisition or Significant Asset Sale, as the case may be, had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, any pro forma adjustments that are appropriate, in the reasonable determination of the Chief Financial Officer of the Borrower as set forth in an officer’s certificate of the Borrower that is delivered to the Administrative Agent, to reflect the operating expense reductions and other operating improvements or synergies resulting from such Permitted Acquisition that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such Permitted Acquisition (net of the amount of actual benefits realized during such Test Period or Calculation Period, as the case may be, from such actions to the extent that such amounts are reflected in Consolidated EBITDA for such Test Period or Calculation Period, as applicable), provided that the aggregate adjustment so permitted in any Test Period or Calculation Period shall not exceed 10% of Consolidated EBITDA for such Test Period or Calculation Period, as applicable (determined before giving effect to any increase thereto pursuant to this definition).

For the avoidance of doubt, any calculation of “Pro Forma Basis” hereunder on or after the Restatement Effective Date will include any transaction or steps undertaken prior to the Restatement Effective Date to the extent that such transaction or steps would have been included in the calculation of “Pro Forma Basis” hereunder if this Agreement had been in effect on the date such transaction or the taking of such action.

“Projections” shall mean the financial projections (after giving effect to the Transactions and the Specified Acquisition) that are contained in the Confidential Information Memorandum.

“Public Lender” shall have the meaning provided in Section 9.01.

“PUC” shall mean any state Governmental Authority having utility or telecommunications regulatory authority over the Borrower or any of its Subsidiaries or any System.

“Qualified Preferred Stock” shall mean any Preferred Stock of the Borrower (i) the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited or restricted by the terms of this Agreement or any other agreement of the Borrower or any of its Subsidiaries relating to outstanding Indebtedness and (ii) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the Borrower) and is not redeemable, pursuant to a sinking fund obligation or otherwise (other than at the option of the Borrower), or required to be repurchased (including, without limitation, upon the occurrence of any change of control event), in whole or in part, on or prior to one year following the latest Maturity Date then in effect on the date of issuance thereof.

“Qualifying Bid” has the meaning provided in Schedule XIII.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Restatement Effective Date.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.

“Reaffirmation Agreement” shall have the meaning provided in Section 6.08.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or cash condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (other than on account of any (x) business interruption insurance policy or (y) directors’ or officer’s (or similar liability) insurance policy).

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reply Amount” has the meaning provided in Schedule XIII.

“Reply Price” has the meaning provided in Schedule XIII.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 or any successor thereto.

“Repricing Event” shall mean (i) any prepayment or repayment of Initial Term Loans with the proceeds of, or any conversion of Initial Term Loans into, any new or replacement tranche of term loans (including any Tranche of Incremental Term Loans) bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the Initial Term Loans (as such comparative yields are determined by the Administrative Agent in its commercially reasonable judgment) and (ii) any amendment or other modification or waiver to this Agreement which effectively reduces the “effective yield” (as determined by the Administrative Agent in its commercially reasonable judgment) applicable to the Initial Term Loans. Any such determination by the Administrative Agent as contemplated by preceding clauses (i) and (ii) shall be conclusive and binding on the Borrower and all Lenders holding Initial Term Loans, absent manifest error. The Administrative Agent shall not have any liability to any Person with respect to such determination.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Restatement Effective Date” shall have the meaning provided in Section 13.10.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Return Bid” has the meaning provided in Schedule XIII.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(c).

“Revolving Loan Commitment” shall mean, for each RL Lender, the amount set forth opposite such RL Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) increased from time to time pursuant to Section 2.15 or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b). In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Loan Commitment of such Lender.

“Revolving Loan Maturity Date” shall mean the Initial Revolving Loan Maturity Date; provided that, with respect to any Extended Revolving Loan Commitments (and related outstandings), the Revolving Loan Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such RL Lender shall be determined immediately prior (and without giving effect) to such termination; and

provided further, that in the case of Section 2.17 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the Total Revolving Loan Commitment (disregarding any Defaulting Lender’s Revolving Loan Commitments) represented by such Lender’s Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Repayment” shall mean a Scheduled Initial Term Loan Repayment or a Scheduled Incremental Term Loan Repayment, as applicable.

“SEC” shall have the meaning provided in Section 9.01(g).

“Second Lien Notes” shall mean (a) any second lien secured Indebtedness of the Borrower, which may be guaranteed on a second lien secured basis by one or more Subsidiary Guarantors, all of the terms and conditions of which (including, without limitation, with respect to interest rate, call protection, amortization, redemption provisions, maturities, covenants, defaults, remedies, collateral and guaranties) are on market terms for second lien secured notes, as such Indebtedness may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be guaranteed by any Person other than a Subsidiary Guarantor, (ii) no such Indebtedness shall be secured by any assets other than Collateral and such security may rank on a junior and subordinated basis to (but not senior to or pari passu with) the respective Liens created pursuant to the Security Documents and shall be subject to the terms of the Second Lien Notes Intercreditor Agreement, (iii) no such Indebtedness shall be subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring six months following the latest Maturity Date then in effect on the date of issuance thereof, (iv) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties, collateral and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous (other than provisions of the Trust Indenture Act of 1939, as amended, which may be applicable to such Indebtedness) in any material respect than the terms applicable to the Borrower and its Subsidiaries under this Agreement and the other

Credit Documents, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (v) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and collateral) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included), and (vi) such Indebtedness shall be permitted at such time pursuant to the terms of the Senior Secured Notes and the Borrower’s other material Indebtedness and, to the extent the Collateral Agent executes the Second Lien Notes Intercreditor Agreement on behalf of the holders of the Senior Secured Notes, the Collateral Agent shall be authorized under the terms of the Senior Secured Notes Documents to enter into the Second Lien Notes Intercreditor Agreement on behalf of the holders and trustee for the Senior Secured Notes; (b) any notes issued by the Borrower in exchange for, and as contemplated by, the terms of the second lien secured Indebtedness described in clause (a) above and the related registration rights agreement with substantially identical terms (except as to transferability) as the second lien secured Indebtedness described in clause (a) above; and (c) any refinancing, refunding, renewal or extension of any second lien secured Indebtedness described in clause (a) or (b) above; provided that in connection with any such refinancing, refunding, renewal or extension, (x) the principal amount (or accreted value, as applicable) of any such Indebtedness is not increased above the principal amount (or accreted value, as applicable) thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) and (y) such Indebtedness otherwise complies with the terms of clause (a) or (b) above, as applicable. The incurrence of Second Lien Notes shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that the incurrence of such Second Lien Notes is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

“Second Lien Notes Documents” shall mean, on and after the execution and delivery thereof, each note, instrument, indenture, agreement, guaranty, security document, the Senior Lien Notes Intercreditor Agreement and any other document relating to each incurrence of Second Lien Notes, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Second Lien Notes Intercreditor Agreement” shall mean an intercreditor agreement, on customary terms and in form and substance reasonably satisfactory to the Credit Parties, the Administrative Agent and the Collateral Agent, entered into among the Credit Parties, the Collateral Agent, the Administrative Agent, each other Authorized Representative (as defined in the Senior Secured Notes Intercreditor Agreement) and each relevant financial institution acting in its capacity as a collateral agent under Second Lien Notes Documents in respect of an issuance of Second Lien Notes (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of February 28, 2007 and amended and restated as of June 29, 2009, by and among the Borrower, the other Credit Parties from time to time party thereto, the Collateral Agent (as successor-in-interest to DBTCA as collateral agent) and the other parties thereto (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof), a copy of which as in effect on the Restatement Effective Date is attached hereto as Exhibit I.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Documents” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document; provided, that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(iv) and (y) the term “Credit Documents” as used in Sections 10.04(i), 10.10 and 13.01.

“Senior Notes” shall mean, collectively, (a) the Borrower’s 9.5% senior unsecured notes due 2015, in an aggregate principal amount of $300,000,000, and (b) the Borrower’s 9.875% senior unsecured notes due 2018, in an aggregate principal amount of $450,000,000.

“Senior Notes Documents” shall mean, on and after the execution and delivery thereof, each note, instrument, agreement, guaranty and other document relating to the issuance of the Senior Notes, as in effect on the Restatement Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes” shall mean (a) any senior secured Indebtedness of the Borrower, which may be guaranteed on a senior secured basis by one or more Subsidiary Guarantors, all of the terms and conditions of which (including, without limitation, with respect to interest rate, call protection, amortization, redemption provisions, maturities, covenants, defaults, remedies, collateral and guaranties) are on market terms for senior secured notes, as such Indebtedness may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required

Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be guaranteed by any Person other than a Subsidiary Guarantor, (ii) no such Indebtedness shall be secured by any assets other than Collateral and such security may rank pari passu with (but not senior to) the respective Liens created pursuant to the Security Documents and shall be subject to the terms of the Senior Secured Notes Intercreditor Agreement, (iii) no such Indebtedness shall be subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring six months following the latest Maturity Date then in effect on the date of issuance thereof, (iv) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties, collateral and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous (other than provisions of the Trust Indenture Act of 1939, as amended, which may be applicable to such Indebtedness) in any material respect than the terms applicable to the Borrower and its Subsidiaries under this Agreement and the other Credit Documents, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, and (v) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and collateral) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included); (b) any notes issued by the Borrower in exchange for, and as contemplated by, the terms of the senior secured Indebtedness described in clause (a) above and the related registration rights agreement with substantially identical terms (except as to transferability) as the senior secured Indebtedness described in clause (a) above; and (c) any refinancing, refunding, renewal or extension of any senior secured Indebtedness described in clause (a) or (b) above; provided that in connection with any such refinancing, refunding, renewal or extension, (x) the principal amount (or accreted value, as applicable) of any such Indebtedness is not increased above the principal amount (or accreted value, as applicable) thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) and (y) such Indebtedness otherwise complies with the terms of clause (a) or (b) above, as applicable. The incurrence of Senior Secured Notes shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that the incurrence of such Senior Secured Notes is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

“Senior Secured Notes Documents” shall mean, on and after the execution and delivery thereof, each note, instrument, indenture, agreement, guaranty, security document, the Senior Secured Notes Intercreditor Agreement and any other document relating to each incurrence of Senior Secured Notes, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Intercreditor Agreement” shall mean an intercreditor agreement, on customary terms and in form and substance reasonably satisfactory to the Credit Parties and the Collateral Agent, entered into among the Credit Parties, the Collateral Agent and each relevant financial institution acting in its capacity as a collateral agent under Senior Secured Notes Documents in respect of an issuance of Senior Secured Notes (as the same may be amended, modified or supplemented from time to time), a copy of which as in effect on the Restatement Effective Date is attached hereto as Exhibit P.

“Shareholder Rights Plan” shall mean a plan adopted by the Board of Directors of the Borrower which provides for the dividend or distribution to some or all of the stockholders of the Borrower of Equity Interests in the form of rights that entitle the holders thereof to exercise special voting rights in respect of Borrower Common Stock and/or Qualified Preferred Stock and/or to purchase at a discounted value (i) shares of Borrower Common Stock and/or Qualified Preferred Stock, in either case to the extent that such Equity Interests are otherwise permitted to be issued under this Agreement, and/or (ii) Equity Interests of another Person that is not a Subsidiary or an Unrestricted Subsidiary of the Borrower.

“Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by the Borrower and not guaranteed by any Subsidiary of the Borrower in the form of Exhibit N, as the same may be modified, amended or supplemented from time to time pursuant to the terms hereof and thereof.

“Shortfall Fees” shall mean fees or payments, however described in the applicable agreement, paid or payable by the Borrower or any Subsidiary of the Borrower pursuant to a network services or equipment supply agreement for the purchase of goods or services entered into in the ordinary course of business if the Borrower or such Subsidiary shall fail to make minimum specified purchases of network capacity, equipment or other goods or services as required in accordance with the terms of such agreement.

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $5,000,000.

“Specified Acquisition” shall mean a Permitted Acquisition identified by the Borrower to the Administrative Agent and the Lenders prior to the Restatement Effective Date.

“Start Date” shall have the meaning provided in the definition of Applicable Margin.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Subsidiaries Guaranty” shall mean the Subsidiaries Guaranty, dated as of February 28, 2007, by and among the Subsidiary Guarantors from time to time party thereto and the Administrative Agent (as successor-in-interest to DBTCA, as administrative agent) (as amended, restated, modified or supplemented from time to time in accordance with the terms thereof and hereof), a copy of which as in effect on the Restatement Effective Date is attached hereto as Exhibit G.

“Subsidiary” shall mean, as of any date of determination, as to any Person, any corporation, partnership, limited liability company, association, joint venture or other entity, more than 50% of whose Voting Stock is at such date of determination owned by such Person and/or by one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (except for purposes of Sections 8.06, 8.09, 8.10, 8.15, 8.18, 8.22, 9.01(f)(ii), 9.01(f)(iii), 9.01(h), 9.05, 9.06, 9.07, 9.10, 10.07 and 11.06 and the definition of Unrestricted Subsidiary contained herein), neither (i) an Unrestricted Subsidiary nor (ii) subject to compliance with the provisions of Section 10.12(b), US LEC PAC, shall be deemed to be a Subsidiary of the Borrower or any of its other Subsidiaries for purposes of this Agreement and the other Credit Documents.

“Subsidiary Guarantor” shall mean (x) each Wholly-Owned Domestic Subsidiary of the Borrower (whether existing on the Restatement Effective Date or established, created or acquired after the Restatement Effective Date (other than (x) an Immaterial Subsidiary of the type described in clause (b) of the definition thereof and (y) the Headquarters SPV and any of its Subsidiaries, in each case so long as no such entity guaranties any other Indebtedness of the Borrower or any Subsidiary Guarantor)) and (y) each Subsidiary of the Borrower that guaranties or is required to guaranty the Senior Secured Notes, the Second Lien Notes, the Senior Notes, any Other Unsecured Debt or any other Indebtedness of the Borrower or any Subsidiary Guarantor, in each case, unless and until such time as such Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof; provided that, PAETEC Realty shall be released from its obligations under the Subsidiaries Guaranty and the Security Documents upon the consummation of the Headquarters Transactions so long as it constitutes the Headquarters SPV and is released from its guaranty of any other Indebtedness of the Borrower and its Subsidiaries (other than the Headquarters SPV or its Subsidiaries).

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(d).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Switching Equipment” shall mean telecommunications switches and associated electronics.

“Syndication Agents” shall mean each of Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, in their respective capacities as the Syndications Agent for the Lenders hereunder and under the other Credit Documents.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“System” shall mean each system constructed, developed, owned, managed, maintained and/or operated, as applicable, by the Borrower or any of its Subsidiaries from time to time for or with respect to (i) the delivery, distribution or provision of services relating to the delivery, sale, construction or distribution of communications, telecommunications, voice, data, fax or video services and networks; (ii) the creation, development or marketing of equipment, software and other devices for use in the communications or telecommunications business described in clause (i) above; or (iii) any business, activity or opportunity reasonably similar, related, complementary, incidental or ancillary to those listed in clause (i) above, including any businesses conducted by the Borrower and its Subsidiaries on the Restatement Effective Date and any businesses similar, related, complementary or ancillary thereto or that constitute a reasonable extension or expansion thereof, and the acquisition, holding or exploitation of any license relating to the delivery of any of the foregoing services.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Telecommunications Equipment” shall mean fiber optic cable, switches, transmission equipment and other ancillary equipment necessary for the installation and operation of a switch room or central office and co-location with other telecommunications providers that will enable the Borrower or any Subsidiary of the Borrower to offer telephony services, as well as all software and hardware associated with the network operating center and back office systems (including, without limitation, operations systems and support, billing systems and data services), together with all related support and installation costs associated with an operational system, provided that such costs are capitalized in accordance with GAAP.

“Term Lender” shall mean each Lender with outstanding Term Loans.

“Term Loan” shall mean each Initial Term Loan and each Incremental Term Loan.

“Term Loan Maturity Date” shall mean the Initial Term Loan Maturity Date; provided that, with respect to any Tranche of Extended Term Loans, the Term Loan Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Test Period” shall mean, at any time, the period of four consecutive fiscal quarters of the Borrower then last ended, taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Incremental Term Loan Commitment” of any Tranche of Incremental Term Loans shall mean, at any time, the sum of the Incremental Term Loan Commitments of such Tranche at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each Lender at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Calculation Period or Test Period, as applicable, most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio pursuant to Sections 2.14(a), 2.15(a), 2.18(a), 9.15(a), 10.03(ix), 10.04(xviii), 10.04(xix), 10.04(xx) and 10.09(iii)(w) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Revolving Loan Sublimit” shall mean $50,000,000.

“Total Revolving Loan Sublimit Termination Date” shall mean that date on which (i) each of the Designated Regulatory Subsidiaries shall have obtained all regulatory approvals referred to in Section 9.12(f)(ii), (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Borrower certifying to the receipt of all such regulatory approvals and (iii) each such Designated Regulatory Subsidiary shall have executed and delivered to the Administrative Agent an acknowledgement, in form and substance reasonably satisfactory to the Administrative Agent, acknowledging that the Subsidiaries Guaranty of such Designated Regulatory Subsidiary covers all outstanding Revolving Loans, Swing Line Loans and Letter of Credit Outsandings (and related outstandings) that may be incurred from time to time up to the full amount of the Total Revolving Loan Commitment (together with such supporting documentation, resolutions and opinions of counsel as may be reasonably requested by the Administrative Agent); provided, however, (x) subject to sub-clause (y) of this proviso, if after the 90th day following the Restatement Effective Date (i) all such regulatory approvals have been obtained except for those regulatory approvals required to permit the Immaterial Designated Restricted Subsidiaries to guaranty Revolving Loans, Swingline

Loans and Letter of Credit Outstandings in excess of the Total Revolving Loan Sublimit, (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Borrower certifying to the receipt of all such regulatory approvals (other than in respect of the Immaterial Designated Restricted Subsidiaries) and (iii) each such Designated Regulatory Subsidiary (other than an Immaterial Designated Regulatory Subsidiary) shall have executed and delivered to the Administrative Agent an acknowledgement, in form and substance reasonably satisfactory to the Administrative Agent, acknowledging that the Subsidiaries Guaranty of such Designated Regulatory Subsidiary now covers all outstanding Revolving Loans, Swing Line Loans and Letter of Credit Outstandings (and related outstandings) that may be incurred from time to time up to the full amount of the Total Revolving Loan Commitment (together with such supporting documentation, resolutions and opinions of counsel as may be reasonably requested by the Administrative Agent), then the Total Revolving Loan Sublimit Termination Date shall occur on the date on which each of the conditions in this sub-clause (x) shall have been satisfied, and (y) if the Total Revolving Loan Sublimit Termination Date shall have occurred pursuant to preceding sub-clause (x) and all such regulatory approvals for the Immaterial Designated Regulatory Subsidiaries as described in preceding sub-clause (x) shall have not been obtained by the 180th day following the Restatement Effective Date, then the Total Revolving Loan Sublimit Termination Date shall be deemed not to have occurred and shall not thereafter occur until such time as the Total Revolving Loan Sublimit Termination Date occurs pursuant to this definition without regard to the proviso hereof; provided, further, that notwithstanding the foregoing, the Borrower and the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments may agree in writing to modify this definition.

“Total Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries on such date to (y) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Secured Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Secured Leverage Ratio pursuant to Sections 2.14(a), 2.15(a), 10.03(ix), 10.04(xviii), 10.04(xix) and 10.09(iii)(w) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Restatement Effective Date, i.e., Initial Term Loans, Revolving Loans and Swingline Loans; provided that, for purposes of Sections 2.13, 13.04(b), 13.12(a) and (b) and the definitions of “Majority Lenders” and “Revolving Loan Maturity Date”, Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche”. In addition, notwithstanding the foregoing, any

Incremental Term Loans incurred after the Restatement Effective Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14. Furthermore, after giving effect to an Extension pursuant to Section 2.16, (x) any Revolving Loans pursuant to Extended Revolving Loan Commitments shall constitute a separate Tranche of Revolving Loans from the Tranche of Revolving Loans from which they were converted and (y) any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted.

“Transaction” shall mean, collectively, (i) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the incurrence of Loans on the Restatement Effective Date, (ii) the repayment of outstanding loans under the Existing Credit Agreement and (iii) the payment of all fees and expenses in connection with the foregoing.

“Transaction-Related Expenses” shall mean, whenever incurred, the legal, accounting, financial advisory and other fees payable by the Credit Parties in connection with the Transaction.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean any newly formed or existing Subsidiary of the Borrower that is designated by the Borrower after the Restatement Effective Date as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and shall include any Subsidiary of such Unrestricted Subsidiary; provided that the Borrower shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as (a) no Default or Event of Default then exists or would result therefrom, (b) such Unrestricted Subsidiary does not own any Capital Stock of, or other Equity Interests in, or have any Lien on any property of, the Borrower or any Subsidiary of the Borrower other than a Subsidiary of the Unrestricted

Subsidiary, (c) any Indebtedness and other obligations of such Unrestricted Subsidiary are non-recourse to the Borrower or any of its other Subsidiaries (other than such Unrestricted Subsidiary and its Subsidiaries) or to any of their respective assets and (d) the Borrower’s and its other Subsidiaries’ (other than such Unrestricted Subsidiary and its Subsidiaries) aggregate Investments in all Unrestricted Subsidiaries made after the Restatement Effective Date do not exceed that amount permitted by Section 10.05(xviii). With respect to any Subsidiary that is not newly created when it is designated as an Unrestricted Subsidiary, the Borrower will be deemed to have made an Investment pursuant to Section 10.05(xviii) in such Subsidiary on the date of such designation in an amount equal to the Fair Market Value of any assets owned by such Subsidiary on the date of such designation.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“U.S. Energy” shall mean U.S. Energy Partners LLC, a New York limited liability company, and a Wholly-Owned Domestic Subsidiary of the Borrower, and each of its Wholly-Owned Domestic Subsidiaries so long as the business being conducted by such Wholly-Owned Domestic Subsidiaries is limited substantially to the business conducted by U.S. Energy on the Restatement Effective Date.

“US LEC” shall mean US LEC Corp., a Delaware corporation.

“US LEC PAC” shall mean the US LEC Political Action Committee, an organization sponsored by US LEC.

“Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association, joint venture or other entity 100% of whose outstanding Equity Interests (other than any directors’ qualifying shares or investments by foreign nationals to the extent required by applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person. Notwithstanding the foregoing, PAETEC Software shall be deemed to be a Wholly-Owned Subsidiary if it shall meet the requirements of the foregoing except for its issuance of Equity Interests in compliance with clause (v) of Section 10.11(b).

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Restatement Effective Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Restatement Effective Date (immediately prior to the termination thereof pursuant to Section 4.03(b) on such date). Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the respective Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender on the respective Incremental Term Loan Borrowing Date (immediately prior to the termination thereof pursuant to Section 4.03(c) on such date). Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

(c) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Restatement Effective Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(d) Subject to and upon the terms and conditions set forth herein, the Swingline Lender may, in its sole and absolute discretion, agree to make upon request of the Borrower as provided in Section 2.03(b), at any time and from time to time on or after the Restatement Effective Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (if agreed to be made by the Swingline Lender) (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(d), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(e) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(f) If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Initial Revolving Loan Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Revolving Loan Maturity Date); provided that, if on the occurrence of the Initial Revolving Loan Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to Extended Revolving Loan Commitments, which will remain in effect after the occurrence of the Initial Revolving Loan Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Revolving Loan Maturity Date.

Notwithstanding anything to the contrary contained in this Agreement, unless the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments otherwise agree in writing, prior to the Total Revolving Loan Sublimit Termination Date, the sum of (I) the aggregate outstanding principal amount of all Revolving Loans, (II) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) and (III) the aggregate outstanding principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) may not exceed the Total Revolving Loan Sublimit. On any day prior to the Total Revolving Loan Sublimit Termination Date on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all

Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Sublimit, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than fifteen Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans (unless a greater number of such Borrowings is permitted by the Administrative Agent).

2.03. Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Incremental Term Loans or Revolving Loans and, if Incremental Term Loans, the specific Tranche thereof, and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)(i) Whenever the Borrower desires to request the Swingline Lender to make Swingline Loans hereunder (which Swingline Loans may be made at the Swingline Lender’s sole and absolute discretion), the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is requested to be incurred, written request or telephonic request promptly confirmed in writing of each Swingline Loan requested to be incurred hereunder. Each such request shall be irrevocable (unless the Swingline Lender declines to make the Swingline Loans requested thereby) and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans requested to be incurred pursuant to such Borrowing. Upon the Swingline Lender’s receipt of a request from the Borrower to make Swingline Loans hereunder, the Swingline Lender shall promptly notify the Borrower in writing (or by telephone promptly confirmed in writing) by 3:00 P.M. (New York City time) as to whether the Swingline Lender has agreed or declined to provide such Swingline Loans (although the failure by the Swingline Lender to provide a response within such time period shall not result in any liability on the part of the Swingline Lender and shall constitute a rejection of the Borrower’s request for such Swingline Loan).

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans (but only to the extent that the Swingline Lender has agreed to make such Swingline Loans), no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans (but only to the extent that the Swingline Lender has agreed to make such Swingline Loans), the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.

2.05. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Initial Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”), and (iv) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions. The Borrower shall have the option to convert, on any Business Day occurring on or after the Restatement Effective Date, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. Pro Rata Borrowings. All Borrowings of Initial Term Loans, Incremental Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments, applicable Incremental Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, in the case of Revolving Loans only, to the extent approved by each Lender with a Revolving Loan Commitment, nine or twelve month period (or in the case of the initial Interest Period for a given Tranche of Incremental Term Loans that are to be added to (and form a part of) a then existing Tranche of Term Loans, such other period as provided in Section 2.14(c)), provided that (in each case):

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(vii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 5.02(b), if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the Restatement Effective Date affecting the applicable interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loans or the Notes or any other amounts payable hereunder (except for (A) Taxes, which shall be governed by Section 5.04, and (B) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Restatement Effective Date affecting such Lender, the applicable interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Restatement Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination

(which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within any applicable time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Restatement Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Restatement Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.10 and Section 3.06).

2.11. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, with the object of avoiding the consequence of the event giving rise to the operation of such Section, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced

Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent and, in the case of a replacement of Revolving Loan Commitments, each Issuing Lender and the Swingline Lender or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender, provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to such Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of a Tranche, the outstanding Term Loans of such Tranche) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01 (other than pursuant to Section 4.01(h)), (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b) all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Sections 2.11 and 4.01(h) or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04(b). Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14. Incremental Term Loan Commitments. (a) The Borrower shall have the right, after the occurrence of the Restatement Effective Date, to request from time to time (by written notice to the Administrative Agent, who shall send a copy of such notice to each Lender) that one or more Lenders (and/or one or more other Persons, reasonably acceptable to the Administrative Agent, which will become Lenders as provided below) provide Incremental Term Loan Commitments and, subject to the terms and conditions contained in this Agreement and the relevant Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto, so long as (w) no Default or Event of Default then exists or would result therefrom, (x) all Incremental Term Loans are incurred on the date of the effectiveness of the respective Incremental Term Loan Commitment Agreement pursuant to which the related Incremental Term Loan Commitments are provided, (y) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that the full amount of the respective Incremental Term Loans may be incurred without violating the terms of any Senior Secured Notes, Second Lien Notes, Senior Notes, Other Unsecured Debt, any other material Indebtedness of the Borrower or any of its Subsidiaries or the documentation governing any such Indebtedness and (z) the Borrower shall be in compliance, on a Pro Forma Basis, with (i) the Financial Covenant and (ii) a Total Secured Leverage Ratio of less than 3.25:1.00, in each case, for the Calculation Period most recently ended prior to the date of the respective incurrence of Incremental Term Loans (determined as if the full amount of such Incremental Term Loans had been incurred on the first day of such Calculation Period); it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (or any other Person, reasonably acceptable to the Administrative Agent, which will qualify as an Eligible Transferee) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) the amount of each Tranche of Incremental Term Loan Commitments (whether constituting a new Tranche of Incremental Term Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans) shall be in a minimum aggregate amount (for all Lenders and Eligible Transferees which will become Lenders) of at least $25,000,000, (iv) the aggregate amount of all Incremental Term Loan Commitments that may be incurred at any time pursuant to this Section 2.14 shall not exceed the Available Incremental Commitment Amount at such time, (v) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower and each such Incremental Term Loan Lender, (vi) each Tranche of Incremental Term Loans shall (I) have an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date, (II) not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans and (III) be subject to the Applicable Margins, Base Rate floor and Eurodollar Rate floor, if any, that are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans, provided that, on or prior to the second anniversary of the Restatement Effective Date, if the Applicable Margins for such Tranche of Incremental Term Loans (which, for such purposes only, shall be deemed to include all up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such Tranche of Incremental Term Loans and (y) four years) payable to all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans and any Eurodollar Rate floor or Base Rate floor applicable to such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans) determined as of the initial funding date for such Tranche of Incremental Term Loans exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all up-front or similar fees or original issue discount originally payable to all Lenders providing the Initial Term Loans and any Eurodollar Rate floor or Base Rate floor applicable to the Initial Term Loans) relating to the Initial Term Loans immediately prior to the effectiveness of the respective Incremental Term Loan Commitment Agreement by more than 0.50%, then the Applicable Margins relating to the Initial Term Loans shall be adjusted to be equal to the Applicable Margins (determined as provided above) relating to such Tranche of Incremental Term Loans minus 0.50%, (vii) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the Initial Term Loans or any other then existing Tranche of Term Loans) unless the requirements of Section 2.14(c) are satisfied), (viii) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Subsidiaries Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Subsidiaries Guaranty, (ix) the Incremental Term Loan Lenders providing the respective Incremental Term Loans (unless being added to the Initial Term Loans) may agree in the respective Incremental Term Loan Commitment Agreement to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments hereunder, (x) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(b) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents, (xi) the aggregate amount of requests by the Borrower to obtain Incremental Term Loan Commitments pursuant to this Section 2.14, when combined with the aggregate amount of all requests to obtain Incremental RL Commitments pursuant to Section 2.15, shall not exceed five (unless a greater number of requests is permitted by the Administrative Agent), and (xii) all actions taken by the Borrower pursuant to this Section 2.14 shall be done in coordination with the Administrative Agent.

(b) In connection with any provision of Incremental Term Loan Commitments pursuant to this Section 2.14, (i) the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee reasonably acceptable to the Administrative Agent (each, an “Incremental Term Loan Lender”) which agrees to provide an Incremental Term Loan Commitment shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement substantially in the form of Exhibit K-1 or such other form that is reasonably acceptable to the Administrative Agent (appropriately completed) (each, an “Incremental Term Loan Commitment Agreement”), with the effectiveness of such Incremental Term Loan Lender’s Incremental Term Loan Commitment to occur upon delivery of such Incremental Term Loan Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any agreed upon up-front or arrangement fees) and the satisfaction of the other terms and conditions described in this Section 2.14 and in the respective Incremental Term Loan Commitment Agreement, and (ii) the Borrower shall deliver, in each case to the extent requested by the Administrative Agent, to the Administrative Agent (x) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated the applicable Incremental Term Loan Borrowing Date, covering such matters relating to the provision of the Incremental Term Loan Commitments as may be reasonably requested by the Administrative Agent, (y) a solvency certificate from the Chief Financial Officer of the Borrower, dated the applicable Incremental Term Loan Borrowing Date, substantially in the form of Exhibit J (with appropriate modifications that are reasonably acceptable to the Administrative Agent to reflect the Incremental Term Loans and any related transactions to occur on such date) and (z) such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request (including such officer’s certificates, in reasonable detail (and with supporting calculations as necessary), demonstrating compliance with clauses (y) and (z) of Section 2.14(a)). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time (A) Schedule I shall be deemed modified to reflect the Incremental Term Loan Commitments of such Incremental Term Loan Lenders and (B) to the extent requested by any Incremental Term Loan Lender, an appropriate Incremental Term Note will be issued at the Borrower’s expense to such Incremental Term Loan Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Loan Lender.

(c) Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii) the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Initial Term Loan Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added, with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as was theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche of Term Loans proportionately; and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans of the respective Tranche and which will end on the last day of such Interest Period). In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Eurodollar Loans during an existing Interest Period on such basis as may be reasonably determined by the respective Lenders to compensate them for funding the various Incremental Term Loans during an existing Interest

Period (rather than at the beginning of the respective Interest Period, based upon rates then applicable thereto). All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.15. Incremental RL Commitments. (a) The Borrower shall have the right, after the occurrence of the Restatement Effective Date, to request from time to time (by written notice to the Administrative Agent, who shall send a copy of such notice to each Lender) that one or more Lenders (and/or one or more other Persons, reasonably acceptable to the Administrative Agent, each Issuing Lender and the Swingline Lender, which will become Lenders as provided below) provide Incremental RL Commitments and, subject to the terms and conditions contained in this Agreement, make Revolving Loans pursuant thereto, so long as (x) no Default or Event of Default then exists or would result therefrom, (y) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that the full amount of the respective Incremental RL Commitments may be incurred without violating the terms of any Senior Secured Notes, Second Lien Notes, Other Unsecured Debt, any other material Indebtedness of the Borrower or any of its Subsidiaries or the documentation governing any such Indebtedness and (z) the Borrower shall be in compliance, on a Pro Forma Basis, with (i) the Financial Covenant and (ii) a Total Secured Leverage Ratio of less than 3.25:1.00, in each case for the Calculation Period most recently ended prior to the Incremental RL Commitment Date of the respective Incremental RL Commitment Agreement (determined as if the full amount of such Incremental RL Commitments had been incurred on the first day of such Calculation Period); it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental RL Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to the Administrative Agent an Incremental RL Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment incurred pursuant to this Section 2.15, (ii) any Lender (or any other Person, reasonably acceptable to the Administrative Agent, each Issuing Lender and the Swingline Lender, which will qualify as an Eligible Transferee) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) each incurrence of Incremental RL Commitments on a given Incremental RL Commitment Date pursuant to this Section 2.15 shall be in a minimum aggregate amount (for all Lenders (including any Eligible Transferee who will become a Lender)) of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof, (iv) the aggregate amount of Incremental RL Commitments to be incurred pursuant to this Section 2.15 at any time shall not exceed the Available Incremental Commitment Amount at such time, (v) the up-front fees payable to each Incremental RL Lender in respect of each Incremental RL Commitment shall be separately agreed to by the Borrower, the Administrative Agent and each such Incremental RL Lender, (vi) if the Applicable Margins with respect to Revolving Loans to be incurred pursuant to an Incremental RL Commitment shall be higher in any respect than those applicable to any other Revolving Loans, the Applicable Margins for such other Revolving Loans and extension of credit hereunder shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” contained herein, (vii) all Loans subsequently incurred pursuant to such Incremental RL Commitment (and all interest, fees and other amounts payable thereon) shall constitute Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Subsidiaries Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Subsidiaries Guaranty, (viii) the aggregate amount of requests by the Borrower to obtain Incremental RL Commitments pursuant to this Section 2.15, when combined with the aggregate amount of all requests to obtain Incremental Term Loan Commitments pursuant to Section 2.14, shall not exceed five (unless a greater number of requests is permitted by the Administrative Agent), and (ix) all actions taken by the Borrower pursuant to this Section 2.15 shall be done in coordination with the Administrative Agent.

(b) In connection with any provision of Incremental RL Commitments pursuant to this Section 2.15, (i) the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee reasonably acceptable to the Administrative Agent, each Issuing Lender and the Swingline Lender (each, an “Incremental RL Lender”) which agrees to provide an Incremental RL Commitment shall execute and deliver to the Administrative Agent an Incremental RL Commitment Agreement substantially in the form of Exhibit K-2 or such other form that is reasonably acceptable to the Administrative Agent (appropriately completed) (each, an “Incremental RL Commitment Agreement”), with the effectiveness of such Incremental RL Lender’s Incremental RL Commitment to occur upon delivery of such Incremental RL Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any agreed upon up-front or arrangement fees) and the satisfaction of the other terms and conditions described in this Section 2.15 and in the respective Incremental RL Commitment Agreement, and (ii) the Borrower shall, in each case to the extent required by the Administrative Agent, deliver to the Administrative Agent (x) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated the applicable Incremental RL Commitment Date of the respective Incremental RL Commitment Agreement, covering such matters relating to the provision of the Incremental RL Commitments as may be reasonably requested by the Administrative Agent, (y) a solvency certificate from the Chief Financial Officer of the Borrower, dated the applicable Incremental RL Commitment Date of the respective Incremental RL Commitment Agreement, substantially in the form of Exhibit J (with appropriate modifications that are reasonably acceptable to the Administrative Agent to reflect the Incremental RL Commitments and any related transactions to occur on such date) and (z) such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request (including such officer’s certificates, in reasonable detail (and with supporting calculations), demonstrating compliance with clauses (y) and (z) of Section 2.15(a)). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time (A) the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (B) Schedule I shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders and (C) to the extent requested by any Incremental RL Lender, Revolving Notes will be issued, at the Borrower’s expense, to such Incremental RL Lender in conformity with the requirements of Section 2.05.

(c) At the time of any provision of Incremental RL Commitments pursuant to this Section 2.15, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the RL Lenders, and incur additional Revolving Loans from certain other RL Lenders (including the Incremental RL Lenders), in each case to the extent necessary so that all of the RL Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Borrower being obligated to pay to the respective RL Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

2.16. Extension of Term Loans and Revolving Loan Commitments. (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.16, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Term Lenders with Term Loans with a like Maturity Date or to all RL Lenders with Revolving Loan Commitments with a like Maturity Date, in each case on a pro rata basis (based, in the case of an offer to Term Lenders, on the aggregate outstanding principal amount of the respective Term Loans with a like Maturity Date or, in the case of an offer to RL Lenders, based on Revolving Loan Commitments with a like Maturity Date, as the case may be) and on the same terms to each such Term Lender or to each such RL Lender, as applicable, the Borrower is hereby permitted to consummate from time to time following the Restatement Effective Date transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and/or Revolving Loan Commitments and otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Tranche of Revolving Loan Commitments from the Tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders;

(ii) except as to interest rates, fees and final maturity, the Revolving Loan Commitment of any RL Lender (an “Extending RL Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings) (except for covenants or other provisions contained therein applicable only to periods after the then latest Maturity Date then in effect); provided that (x) subject to the provisions of Sections 2.01(f) and 3.07 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Revolving Loan Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments in accordance with their RL Percentages (and, except as provided in Sections 2.01(f) and 3.07, without giving effect to changes thereto on the Initial Revolving Loan Maturity Date, with respect to Swingline

Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the Revolving Loan Maturity Date of the non-extending Revolving Loan Commitments and (C) repayments made in connection with a permanent repayment and corresponding termination of commitments) and (y) at no time shall there be Revolving Loan Commitments hereunder (including extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two different Revolving Loan Maturity Dates (unless the Administrative Agent agrees to a higher number);

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest Maturity Date then in effect);

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date then in effect hereunder and the amortization schedule applicable to Extended Term Loans pursuant to Section 5.02(b) for periods prior to the Initial Term Loan Maturity Date may not be increased from the amount in effect prior to any such Extension;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii) in the case of any offer to Term Lenders, if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders with Term Loans shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer;

(viii) in the case of any offer to RL Lenders, if the aggregate principal amount of Revolving Loan Commitments in respect of which RL Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loan Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loan Commitments of such RL Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such RL Lenders have accepted such Extension Offer;

(ix) all documentation in respect of such Extension shall be consistent with the foregoing;

(x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent;

(xi) no more than one Extension may be effected in respect of Revolving Loan Commitments and no more than two Extensions may be effected in respect of Term Loans (unless, in either case, the Administrative Agent agrees to a higher number); and

(xii) the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension and (y) the conditions set forth in Section 7 shall be satisfied (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by an Authorized Officer of the Borrower. In connection with each Extension Offer, each relevant Lender, acting in its sole and individual discretion, shall determine whether it wishes to participate in the respective Extension contemplated by such Extension Offer. Any relevant Lender that does not respond to an Extension Offer within the time period contemplated by the applicable Extension Offer shall be deemed to have rejected such Extension Offer. The election of any relevant Lender to agree to an Extension shall not obligate any other Lender to so agree.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Section 5.01, 5.02, 13.02 or 13.06) and (ii) no Tranche of Extended Term Loans shall be in an amount of less than $25,000,000 (the “Minimum Tranche Amount”) (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16, provided that such consent shall not be deemed to be an acceptance of an Extension Offer.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower (and the other applicable Credit Parties) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to establish new Tranches, Loans or Commitments in respect of Revolving Loan Commitments or Term Loans so extended and/or established and such technical and conforming amendments as may be necessary in connection with the Extension and/or establishment of such new Tranches, Loans or Commitments in each case on terms consistent with Section 2.14 or this Section 2.16. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a Maturity Date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any RL Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such RL Lender is a Defaulting Lender:

(a) if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a RL Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all RL Lenders’ that are Non-Defaulting RL Lenders Individual RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting RL Lenders’ Revolving Loan Commitments, (y) immediately following the reallocation to an RL Lender that is a Non-Defaulting Lender, the Individual RL Exposure of such RL Lender does not exceed its Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time; provided that, neither such reallocation nor any payment by a Non-Defaulting RL Lender pursuant hereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender, any Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall not later than (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”) or (z) make other arrangements satisfactory to the Administrative Agent, the Issuing Lenders and the Swingline Lender, as the case may be, to protect them against the risk of non-payment by such Defaulting Lender, including, without limitation, replacing such Defaulting Lender with a Replacement Lender that is to become an RL Lender pursuant to Section 2.13;

(iii) the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.17(a), then the fees payable to the RL Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.17(a), then, without prejudice to any rights or remedies of any Issuing Lender or any RL Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b) notwithstanding anything to the contrary contained in Section 2.01(d) or Section 3, so long as any RL Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue any Letter of Credit or amend any then outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless it is satisfied that the related exposure will be eliminated or 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders (including any Replacement Lender that is to become an RL Lender) and/or cash collateral has been provided by the Borrower in accordance with Section 2.17(a), or a combination thereof satisfactory to the Swingline Lender and the Issuing Lenders, and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among RL Lenders that are Non-Defaulting Lenders (including any Replacement Lender that is to become a RL Lender) in a manner consistent with Section 2.17(a) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such RL Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the RL Lenders shall be readjusted to reflect the inclusion of such RL Lender’s Revolving Loan Commitments and on such date such RL Lender shall purchase at par such of the Revolving Loans of the other RL Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such RL Lender to hold such Revolving Loans in accordance with its RL Percentage (provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender) and (ii) so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower or, if a Default or an Event of Default then exists, such amounts shall promptly be returned to the Borrower promptly upon the cure of waiver of such Default or Event of Default. If the Revolving Loan Commitments have been terminated, all other Obligations in respect of the Total Revolving Loan Commitment (and related outstandings) have been paid in full and no Letters of Credit are outstanding, then, so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower or, if a Default or an Event of Default then exists, such amounts shall promptly be returned to the Borrower promptly upon the cure of waiver of such Default or Event of Default.

2.18. Reverse Dutch Auction Repurchases. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the after the occurrence of the Restatement Effective Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction” and each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18 and Schedule XIII;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) the Minimum Liquidity Condition has been satisfied at such time and immediately after giving effect to the purchase of Term Loans pursuant to such Auction;

(v) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant for the Calculation Period most recently ended prior to the date of the respective purchase of Term Loans pursuant to such Auction;

(vi) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vii) no more than one Auction may be ongoing at any one time;

(viii) no more than three Auctions may be effected in any twelve month period (unless a higher number is agreed to by the Administrative Agent);

(ix) each Auction shall be open and offered to all Lenders of the relevant Tranche on a pro rata basis;

(x) the Borrower represents and warrants that, as of the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction, no Credit Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction; and

(xi) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of an Authorized Officer of the Borrower certifying as to compliance with preceding clauses (ii), (iv), (v) and (x) (and containing the calculations (in reasonable detail) required by preceding clauses (iv) and (v)).

(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.18, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to, but not including (if paid prior to 12:00 Noon (New York City time) the settlement date of such purchase and (y) such purchases (and the payments made by the

Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Sections 5.01, 5.02 or 13.06) (although the par principal amount of Term Loans of the respective Tranche so purchased pursuant to this Section 2.18 shall be applied to reduce the remaining Scheduled Repayments of such Tranche of Term Loans of the applicable Lenders being repaid on a pro rata basis).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.18 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.18 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit or conflict with any Auction or any other transaction contemplated by this Section 2.18 or result in a Default or an Event of Default as a result of the Auction or purchase of Term Loans pursuant to this Section 2.18. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

SECTION 3. Letters of Credit.

3.01. Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Restatement Effective Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each letter of credit issued pursuant to this Section 3.01(a), a “Letter of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Restatement Effective Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the Restatement Effective Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the Restatement Effective Date and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02. Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) the L/C Sublimit or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms reasonably acceptable to the respective Issuing Lender) and (B) 10 Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 10 Business Days prior to the Revolving Loan Maturity Date.

3.03. Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”), and such Letter of Credit Request shall be accompanied, to the extent requested by the Issuing Lender, by an application and agreement for the issuance of a Letter of Credit in the form from time to time in use by such Issuing Lender.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate

Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing, of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $25,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04. Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.15 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent that such notice is given after 12:00 Noon (New York City time) on any Business Day, such amount will be made available by each Participant on the immediately succeeding Business Day). If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05. Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans, provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any of its Subsidiaries may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any Drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06. Increased Costs. If at any time after the Restatement Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for (x) Taxes, which shall be governed by Section 5.04, and (y) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

3.07. Extended Revolving Loan Commitments. If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the RL Lenders under the applicable Tranche to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable Tranche pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Revolving Loan Maturity Date with respect to a given Tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under a Tranche in any Letter of Credit under such Tranche issued before the Initial Revolving Loan Maturity Date.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Restatement Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to  1/2 of 1% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. The accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated. Notwithstanding the foregoing, the Commitment Commission in respect of any Extended Revolving Loan Commitments shall be the rate set forth in the relevant Extension Offer.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding. Notwithstanding the foregoing, the Letter of Credit Fee in respect of any Extended Revolving Loan Commitments shall be the rate set forth in the relevant Extension Offer.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(f) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees and other amounts, if any, as are specified in each Incremental Term Loan Commitment Agreement, with such fees and other amounts, if any, to be payable on the respective Incremental Term Loan Borrowing Date.

(g) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental RL Lenders such fees and other amounts, if any, as are specified in each Incremental RL Commitment Agreement, with such fees and other amounts, if any, to be payable on the respective Incremental RL Commitment Date for the applicable Incremental RL Commitments.

(h) At the time of the effectiveness of any Repricing Event that is consummated on or prior to the first anniversary of the Restatement Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid or converted in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

4.02. Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the

Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on May 31, 2011, unless the Restatement Effective Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Restatement Effective Date (after giving effect to the incurrence of Initial Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Incremental Term Loan Commitment (and the Incremental Term Loan Commitment of each Lender) under each Tranche of Incremental Term Loans pursuant to the applicable Incremental Term Loan Commitment Agreement shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, (i) the Total Revolving Loan Commitment (other than Extended Revolving Loan Commitments) shall terminate in its entirety upon the Initial Revolving Loan Maturity Date, (ii) the Total Revolving Loan Commitment remaining in effect after the Initial Revolving Loan Maturity Date shall terminate in its entirety upon the Revolving Loan Maturity Date applicable to any Extended Revolving Loan Commitments and (iii) the Total Revolving Loan Commitment shall terminate in its entirety, unless the Required Lenders otherwise agree in writing, upon the date on which a Change of Control occurs.

(e) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall be permanently reduced from time to time to the extent required by Section 5.02(g).

(f) Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5. Prepayments; Payments; Taxes.

5.01. Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty (except as set forth in clause (vi) of this Section 5.01(a)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Initial Term Loans, Incremental Term Loans under a given Tranche, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) except as otherwise permitted by Section 2.14 or 2.16, each prepayment in respect of any Tranche of Term Loans made pursuant to this Section 5.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; (v) each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Repayments of such Tranche on a pro rata basis (based upon the then remaining amounts of such Scheduled Repayments of such Tranche); and (vi) any prepayment of Initial Term Loans made on or prior to the first anniversary of the Restatement Effective Date in connection with a Repricing Event shall be accompanied by the payment of the fee required by Section 4.01(h).

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, such Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of such Tranche after giving effect to all prior reductions thereto).

5.02. Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings, exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b)(i) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 2.18, 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Initial Term Loan Repayment”):

$93,250,000
Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2011	$250,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2011	$250,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2011	$250,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2012	$250,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2012	$250,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2012	$250,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2012	$250,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2013	$250,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2013	$250,000

$93,250,000
Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2013	$250,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2013	$250,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2014	$250,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2014	$250,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2014	$250,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2014	$250,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2015	$250,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2015	$250,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2015	$250,000

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2015	$250,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2016	$250,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2016	$250,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2016	$250,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2016	$250,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2017	$250,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2017	$250,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2017	$250,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2017	$250,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2018	$250,000

Initial Term Loan Maturity Date	$93,250,000

(ii) In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Incremental Term Loan Repayment”).

(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date on or after the Restatement Effective Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be issued or incurred pursuant to Section 10.04 (other than, to the extent (but only to the extent) provided in the immediately succeeding sentence, clauses (xviii)(V)(II) and (xix)(V)(II) thereof) as such section is in effect on the Restatement Effective Date), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h). For the avoidance of doubt, 100% of the Net Cash Proceeds from the issuance of any Senior Secured Notes (pursuant to clause (a) of the definition thereof) and Second Lien Notes (pursuant to clause (a) of the definition thereof) issued pursuant to Section 10.04(xviii)(V)(II) or Section 10.04(xix)(V)(II) shall be applied as provided above in this Section 5.02(c).

(d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date on or after the Restatement Effective Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that with respect to no more than $10,000,000 in the aggregate of such Net Sale Proceeds received by the Borrower and/or its Subsidiaries in any fiscal year of the Borrower, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 10.12, or in the case of the Net Sale Proceeds from the sale of the Existing US LEC Minority Interest, shall be invested in the businesses permitted pursuant to Section 10.12, in either case within 365 days following the date of such Asset Sale, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(d) are not so used within such 365-day period, or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above, such remaining portion shall be applied on the last day of such 365-day period as a mandatory repayment and/or commitment reduction as provided above in this Section 5.02(d) (without giving effect to the immediately preceding proviso).

(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder (if positive) of (A) the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (B) the aggregate amount of principal repayments of Loans made as a voluntary prepayment pursuant to Section 5.01 (other than any Term Loans (calculated on the discounted amount thereof) purchased or repaid pursuant to an Auction) with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) during the applicable Excess Cash Flow Payment Period, shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h).

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date on or after the Restatement Effective Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $50,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that so long as no Default or Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be (i) used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 180 days following the date of the receipt of such Net Cash Proceeds or (ii) contractually committed within 180 days following the date of the receipt of such Net Cash Proceeds to be so used within 270 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that (x) so long as no Default or Event of Default then exists and to the extent that the amount of such Net Cash Proceeds equals or exceeds $20,000,000, the amount of such Net Cash Proceeds, together with other cash available to the Borrower and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Cash Proceeds were paid as determined by the Borrower and as supported by such information as the Administrative Agent may reasonably request, then the entire amount of the Net Cash Proceeds from such Recovery Event (and not just the portion thereof in excess of $20,000,000) shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the

Borrower or its relevant Subsidiary from time to time as needed to pay or reimburse the Borrower or such Subsidiary for the actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent), although at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow such directions) to apply any or all proceeds then on deposit in such collateral account in accordance with the requirements of Sections 5.02(g) and (h) and (y) if (I) all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 180 days after the date of the receipt of such Net Cash Proceeds (or contractually committed within such period to be used with 270 days following the date of the receipt of such Net Cash Proceeds), or such earlier date, if any, as the Borrower or its relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above, such remaining portion shall be applied on the last day of such 180-day period as a mandatory repayment and/or commitment reduction as provided above in this Section 5.02(f) (without giving effect to the immediately preceding proviso) and (II) all or any portion of such Net Cash Proceeds are not required to be applied on the last day of such 180-day period referred to in clause (I) of this proviso because such amount is contractually committed to be used and then subsequent to such date such contract is terminated or expires without such portion being so used or such Net Cash Proceeds are not so reinvested within 270 days following the date of such Recovery Event, such remaining portion shall be applied on the last day of such 270-day period as a mandatory repayment and/or commitment reduction as provided above in this Section 5.02(f) (without giving effect to the immediately preceding proviso).

(g) Each amount required to be applied pursuant to Sections 5.02(c), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied (i) first, to repay the outstanding principal amount of Term Loans and, except as otherwise permitted by Section 2.14 or 2.16, shall be allocated among each Tranche of outstanding Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of the respective repayment, and (ii) second, except for amounts required to be applied pursuant to Section 5.02(e), to the extent in excess of the amounts so required to be applied pursuant to the preceding clause (i), to reduce the Total Revolving Loan Commitment in the manner provided in Sections 4.03(e) and (f) (it being understood and agreed that (x) the amount of any reduction to the Total Revolving Loan Commitment as provided in immediately preceding clause (ii) shall be deemed to be an application of proceeds for purposes of this Section 5.02(g) even though cash is not actually applied and (y) any cash received by the Borrower or any of its Subsidiaries will be retained by such Person except to the extent that either (A) such cash is otherwise required to be applied as provided in Section 5.02(a) as a result of any reduction to the Total Revolving Loan Commitment or (B) a Default or an Event of Default then exists, in which case such cash (after giving effect to any application otherwise required pursuant to preceding sub-clause (A)) shall be deposited with the Administrative Agent as security for all Obligations of the Borrower to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent)). The amount of each principal repayment of each Tranche of Term Loans made as required by Sections 5.02(c), (d), (e) and (f) shall be applied to reduce the then remaining Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining amounts of such Scheduled Repayments of the respective Tranche).

(h) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans, (ii) unless sooner repaid pursuant to preceding clause (i), all outstanding Swingline Loans incurred pursuant to a Borrowing shall be repaid in full on the fifth Business Day following the date of the incurrence of such Swingline Loan, and (iii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

5.03. Method and Place of Payment, etc. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Notwithstanding anything to the contrary contained in this Agreement, whenever any payment to be made under this Agreement or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) Notwithstanding anything to the contrary contained in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Quarterly Pricing Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the RL Lenders received interest or Letter of Credit Fees for any period at an Applicable Margin that is less than that which would have been applicable thereto had the Total Leverage Ratio been accurately determined, then the Borrower shall pay to the Administrative Agent for the account of each RL Lender such additional interest and/or Letter of Credit Fees for such period in an amount equal to the remainder of (x) the amount of interest and/or Letter of Credit Fees to which such RL Lenders would have received had the Total Leverage Ratio been correctly computed minus (y) the amount of interest and/or Letter of Credit Fees actually paid to such RL Lenders for such period, together with interest on such additional amounts (to the extent permitted by law) for such period at a rate per annum equal to the Base Rate that was in effect from to time during such period plus the Applicable Margin during such period (reflecting the correct Total Leverage Ratio) for Revolving Loans maintained as Base Rate Loans. Such additional interest and/or Letter of Credit Fees shall be due and payable within three (3) Business Days after the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Total Leverage Ratio was inaccurately computed. Upon the payment in full of any accrued additional interest and/or Letter of Credit Fees pursuant to this Section 5.03(b), any Default or Event of Default that may have arisen solely as a result of the Quarterly Pricing Certificate miscalculating the Total Leverage Ratio for purposes of calculating the Applicable Margin (but not for purposes of calculating the Total Leverage Ratio under Section 10.08 or any other Section of this Agreement or as a result of any other inaccuracy or misrepresentation set forth in such Quarterly Pricing Certificate) shall be deemed cured.

5.04. Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax, levy, impost, duty, fee, assessment or other charge imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, including, without limitation, any franchise tax, levy, impost, duty, fee, assessment or other charge imposed in lieu of net income tax and (ii) branch profits taxes imposed by the United States of America and any similar taxes imposed in a jurisdiction described in (i) above, and (iii) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA) and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges described in (i), (ii) and (iii) above (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent within 45 days after the date of the payment of any Taxes due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Restatement Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (I) in the case of a Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (“Foreign Lender”), (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note and (II) in the case of a Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (other than a Lender that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by U.S. Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)), two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, (I) each Foreign Lender shall, in the case of any payment made after December 31, 2012 in respect of any Loan, Letters of Credit, Note or Obligation that was not treated as outstanding for purposes of FATCA on March 18, 2012, provide any forms, documentation, or other information as shall be prescribed by the IRS to demonstrate that the relevant Foreign Lender has complied with the applicable reporting requirements of FATCA so that such payments made to such Foreign Lender hereunder would not be subject to U.S. federal withholding taxes imposed by FATCA, and (II) each Lender agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, or Form W-9, as the case may be, and such forms, documentation or other information described in (I), as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate or forms, documentation or other information described in (I), in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b) or such forms, documents or other information described in (I). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold United States federal withholding tax or income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower Internal Revenue Service Forms or a Section 5.04(b)(ii) Certificate, as the case may be, that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of, or otherwise indemnify, income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts (other than United States backup withholding tax) deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the later of the Restatement Effective Date or the date on which such Lender became a party to this Agreement, in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) If any Lender, in its sole discretion, determines that it has received or been granted a refund or credit in respect of any Taxes paid as to which indemnification has been paid by the Borrower pursuant to this Section 5.04, it shall promptly remit to the Borrower such refund (including any interest received in respect thereof) or an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, that was obtained by the Lender in such year as a consequence of such credit, net of all out-of-pocket costs and expenses of the Lender; provided, however, that the Borrower agrees to promptly return any such amount to such Lender in the event such Lender is required to repay such refund or credit to the relevant taxing authority (plus interest at the rate applicable to underpayments of tax). Nothing contained herein shall impose an obligation on any Lender to apply for any such refund or credit or disclose its tax returns or any other information regarding its taxes that it deems confidential. No Lender shall be required to pay any amounts pursuant to this Section 5.04(c) at any time that a Default or an Event of Default exists.

SECTION 6. Conditions Precedent. The occurrence of the Restatement Effective Date pursuant to Section 13.10 and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to maintain and/or issue Letters of Credit, on the Restatement Effective Date, are subject to the satisfaction of the following conditions:

6.01. Restatement Effective Date; Notes. On or prior to the Restatement Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02. Officer’s Certificate. On the Restatement Effective Date, the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the

Chief Financial Officer, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.05 through 6.07, inclusive, and 7.01 have been satisfied on such date.

6.03. Opinions of Counsel. On the Restatement Effective Date, the Administrative Agent shall have received (i) from O’Melveny & Myers LLP, special counsel to the Credit Parties, opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Restatement Effective Date covering the matters set forth in Exhibit E and such other matters incident to the transactions contemplated herein as any Agent may reasonably request, (ii) from Bingham McCutchen LLP, special regulatory counsel to the Credit Parties, opinions addressed to the Administrative Agent, the Collateral Agent and each Lender and dated the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, covering such matters incident to the transactions contemplated herein as any Agent may reasonably request, and (iii) without duplication, from such local counsel, reasonably satisfactory to the Administrative Agent, in each jurisdiction where a Credit Party is “located” for purposes of Section 9-307 of the UCC and/or organized (other than Michigan, New Jersey, Oklahoma and South Carolina), in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Restatement Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.04. Company Documents; Proceedings; etc. (a) On the Restatement Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Restatement Effective Date, signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Restatement Effective Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which any Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

6.05. Repayment of Existing Credit Agreement. (a) On the Restatement Effective Date and concurrently with the incurrence of Initial Term Loans on such date, all then outstanding loans under the Existing Credit Agreement shall have been repaid in full, together with all accrued and unpaid interest and fees (including commitment commission, letter of credit fees and facing fees) and other amounts (including any applicable breakage costs) owing thereunder, whether or not such interest, fees or other amounts are actually due and payable at such time pursuant to the Existing Credit Agreement.

(b) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 6.05 have been satisfied on the Restatement Effective Date.

6.06. Adverse Change; Approvals. (a) Since December 31, 2010, nothing has occurred that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) On or prior to the Restatement Effective Date, all material governmental (domestic (federal, state and local, including all PUC) and foreign) and material third party approvals and/or consents necessary in connection with the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any materially adverse action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Credit Documents. On the Restatement Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Credit Documents.

6.07. Litigation. On the Restatement Effective Date, there shall be no material litigation pending or threatened in writing with respect to any Credit Document.

6.08. Reaffirmation Agreement. On the Restatement Effective Date, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered the Reaffirmation Agreement in the form of Exhibit O (the “Reaffirmation Agreement”), and the Reaffirmation Agreement shall be in full force and effect.

6.09. Security Interests; etc. (a) On the Restatement Effective Date, the Borrower shall have delivered to the Administrative Agent:

(i) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor filed in jurisdictions requested by the Administrative Agent (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully authorized for filing);

(ii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement and the Pledge Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests intended to be created by the Security Agreement and the Pledge Agreement; and

(iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect and protect the security interests purported to be created by the Security Agreement and the Pledge Agreement have been taken (including delivery to the Collateral Agent of all certificated Pledge Agreement Collateral), and the Security Agreement and the Pledge Agreement shall be in full force and effect.

(b) On the Restatement Effective Date, the Borrower shall have taken all actions as are necessary or, in the reasonable opinion of the Administrative Agent and the Collateral Agent desirable, to (i) ensure that this Agreement is the “Credit Agreement” and/or the “Closing Date Credit Agreement”, as applicable, for purposes of the Senior Secured Notes Documents, the Senior Secured Notes Intercreditor Agreement and the Security Documents, (ii) ensure that the Collateral Agent is the “Collateral Agent” for purposes of the Senior Secured Notes Documents, the Senior Secured Notes Intercreditor Agreement and the Security Documents and (iii) the Administrative Agent is the “Authorized Representative” for this Agreement for purposes of the Senior Secured Notes Intercreditor Agreement, and in each case, is entitled to all of the benefits afforded to the “Credit Agreement”, “Closing Date Credit Agreement”, “Collateral Agent” and “Administrative Agent” in the Senior Secured Notes Documents, the Senior Secured Notes Intercreditor Agreement and the Security Documents, as the case may be.

6.10. Public Debt Ratings. The Borrower shall have obtained (i) debt ratings (of any level) from S&P and Moody’s in respect of each Tranche of Loans existing on the Restatement Effective Date and (ii) corporate credit and corporate family ratings (of any level) from S&P and Moody’s, each of which ratings shall be in effect on the Restatement Effective Date.

6.11. Financial Statements; Projections. On or prior to the Restatement Effective Date, the Administrative Agent shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Agents.

6.12. Solvency Certificate; Insurance Certificates, etc. On the Restatement Effective Date, the Administrative Agent shall have received:

(i) a solvency certificate from the Chief Financial Officer of the Borrower in the form of Exhibit J; and

(ii) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Agents and naming the Collateral Agent as an additional insured and/or as loss payee, and, unless otherwise agreed by the Collateral Agent, stating that each insurer in respect of the insurance evidenced thereby shall not cancel such insurance policy without at least 30 days’ prior written notice by such insurer to the Collateral Agent.

6.13. Compliance with Existing Indentures. On the Restatement Effective Date, the Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower demonstrating in reasonable detail (and including the supporting calculations thereof) that the full amount of the Initial Term Loans may be incurred on the Restatement Effective Date in accordance with, and will not violate the terms of, the Senior Notes Documents and the Senior Secured Notes Documents.

6.14. Fees. On the Restatement Effective Date, the Borrower shall have paid to each Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to such Agent (or its relevant affiliate) or such Lender to the extent then due.

6.15. PATRIOT Act. On or prior to the Restatement Effective Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act to the extent requested by the Administrative Agent or any such Lender at least five (5) Business Days prior to the Restatement Effective Date.

In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Restatement Effective Date that the respective item or matter does not meet its satisfaction. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Restatement Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.

SECTION 7. Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans on or after the Restatement Effective Date and on each Incremental Term Loan Borrowing Date, and the obligation of each Issuing Lender to maintain Letters of Credit on the Restatement Effective Date and/or issue Letters of Credit on or after the Restatement Effective Date, are subject, at the time of each such Credit Event (except (x) Mandatory Borrowings, which shall be made as provided in Section 2.01(e) and (y) as hereinafter indicated), to the satisfaction of the following conditions:

7.01. No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty that is qualified by materiality or reference to Material Adverse Effect shall be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

7.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the request referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03. Incremental Term Loans. Prior to the incurrence of any Incremental Term Loans of a given Tranche, the Borrower shall have satisfied all of the applicable conditions set forth in Section 2.14 and in the relevant Incremental Term Loan Commitment Agreement.

7.04. Compliance with Senior Notes and Senior Secured Notes. (x) At the time of each incurrence of Incremental Term Loans and immediately after giving effect thereto, and (y) at the time of each incurrence of Revolving Loans or Swingline Loans or issuance of any Letter of Credit and immediately after giving effect thereto which would cause (in the case of this clause (y)) the aggregate outstandings under the Total Revolving Loan Commitment to exceed any specific basket for Indebtedness under this Agreement (without reliance on any financial incurrence ratios or tests) set forth in the Senior Notes Document or the Senior Secured Notes Documents, the Borrower shall have (x) performed such internal financial calculations to confirm that the full amount of such extensions of credit may be incurred under this Agreement in accordance with, and without violating the terms of, the Senior Notes Documents and the Senior Secured Notes Documents and (y) to the extent requested by the Administrative Agent, delivered such financial calculations (in reasonable detail) to the Administrative Agent.

7.05. Compliance with Financial Covenant. At the time of each such Credit Event and also after giving effect thereto, (x) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant for the Calculation Period most recently ended prior to the date of such Credit Event and (y) to the extent requested by the Administrative Agent, the Borrower shall have delivered a certificate of an Authorized Officer of the Borrower demonstrating (in reasonable detail) such compliance.

The occurrence of the Restatement Effective Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to the occurrence of the Restatement Effective Date and the Credit Events on the Restatement Effective Date) and in this Section 7 (with respect to Credit Events on or after the Restatement Effective Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Restatement Effective Date and each Credit Event on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Restatement Effective Date and on the date of each such other Credit Event (it being understood and agreed that (x) any representation or warranty that is qualified by materiality or reference to Material Adverse Effect shall be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

8.01. Company Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02. Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene or violate any material provision of any applicable material law, statute, rule or regulation or any material order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any material portion of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (including, without limitation, on and after the execution and delivery thereof, any Senior Notes Document, Senior Secured Notes Document, Second Lien Notes Document or Other Unsecured Debt Document), or (iii) will contravene or violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04. Approvals. (a) No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Restatement Effective Date and which remain in full force and effect on the Restatement Effective Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

(b) Each of the Borrower and each of its Subsidiaries holds all material Governmental Approvals and all material approvals of any Governmental Authority having jurisdiction over the Borrower or any such Subsidiary, as applicable, which Governmental Approvals and approvals are necessary or required for the construction and operation of the Systems. Such Governmental Approvals and other approvals for each System as of the Restatement Effective Date are correctly listed on Schedule V and constitute the only Governmental Approvals and other material approvals of any Governmental Authority required in connection with the Systems as are presently operating. All material Governmental Approvals of the Borrower and each of its Subsidiaries are in full force and effect, are duly issued in the name of, or validly assigned to, the Borrower or such Subsidiary, and the Borrower or such Subsidiary has the power and authority to operate thereunder.

8.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The audited consolidated balance sheet of the Borrower at December 31, 2010 and December 31, 2009 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of the Borrower for its fiscal years ended on such dates, in each case furnished to the Lenders prior to the Restatement Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of such financial statements and the results of its operations for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to such financial statements.

(b) On and as of the date of each Credit Event, and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith on such date, (i) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries (taken as a whole) will exceed their debts, (ii) the Borrower and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iii) the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements referred to in Section 8.05(a), and except for the Indebtedness incurred under the Credit Documents, there were as of the Restatement Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, shall have caused a Material Adverse Effect. As of the Restatement Effective Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements referred to in Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, shall have caused a Material Adverse Effect.

(d) The Projections have been prepared in good faith and are based on assumptions believed to be reasonable at the time of preparation thereof and as of the Restatement Effective Date, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower or any of its Subsidiaries at the time of preparation thereof or as of the Restatement Effective Date to be misleading in any material respect or which fail to take into account material information known to the Borrower or any of its Subsidiaries regarding the matters reported therein, it being understood that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2010), since December 31, 2010, nothing has occurred, either individually or in the aggregate, that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to any Document or (ii) that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07. True and Complete Disclosure. The factual information contained in the Confidential Information Memorandum was true and accurate in all material respects as of the date thereof and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such date in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information contained in the Confidential Information Memorandum.

8.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Initial Term Loans will be used by the Borrower (i) to finance the repayment of outstanding loans and related interest, fees and other amounts under the Existing Credit Agreement, (ii) to pay the fees and expenses incurred in connection with the Transaction, (iii) to finance the Specified Acquisition and (iv) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries.

(b) The proceeds of all Incremental Term Loans shall be utilized for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries.

(c) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions, provided that (i) no proceeds from Revolving Loans or Swingline Loans may be used for the purposes described in Section 8.08(a) (other than clause (iv) thereof) and (ii) no proceeds of Swingline Loans will be used to refinance then outstanding Swingline Loans.

(d) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (excluding Capital Stock of the Borrower held in treasury) does not exceed $4,000,000. At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all Capital Stock of the Borrower held in treasury) will constitute Margin Stock.

8.09. Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal and other material tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are immaterial and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Restatement Effective Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

8.10. Compliance with ERISA. Schedule VI sets forth each Plan as of the Restatement Effective Date; each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or there is pending a submission seeking a determination letter) from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is maintained pursuant to a prototype plan document which is the subject of a favorable opinion letter from the Internal Revenue Service to the sponsor of the prototype plan document; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization, or has received any notice that the multiemployer plan is in endangered or critical status under Section 305 of ERISA; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $4,000,000; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA, no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, no determination has been made that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, government audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits and other immaterial matters) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $4,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of the

Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of them without incurring any material liability.

8.11. Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person other than non-consensual Permitted Liens and Liens permitted under Section 10.01(xxviii). No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c) After the execution, delivery and recordation thereof in the appropriate filing office, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto which may be superior and other Permitted Liens related thereto) and subject to no other Liens (other than the Permitted Liens related thereto).

8.12. Properties. All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Restatement Effective Date, and the nature of the interest therein, is set forth in Schedule IV. Each of the Borrower and each of its Subsidiaries has good and marketable title to all material properties (and to all buildings, fixtures and improvements located on any material Real Property) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

8.13. Capitalization. On the Restatement Effective Date, the authorized Capital Stock of the Borrower consists of (i) 300,000,000 shares of Common Stock, par value $0.01 per share (such authorized shares of Common Stock, together with any subsequently authorized shares of Common Stock of the Borrower, the “Borrower Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All outstanding shares of Capital Stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. On the Restatement Effective Date, the Borrower does not have outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights, except for options, restricted stock units, warrants and other rights outstanding on the Restatement Effective Date, or which may be issued from time to time after the Restatement Effective Date, in each case to purchase, or which represent or are or will be convertible into or exchangeable for, Borrower Common Stock, or claims or commitments (including, without limitation, commitments with respect to the registration of Borrower Common Stock under the Securities Act) relating to Borrower Common Stock.

8.14. Subsidiaries. On and as of the Restatement Effective Date, (x) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VII, (y) each such Subsidiary of the Borrower is a Wholly-Owned Subsidiary and (z) the Borrower has no Unrestricted Subsidiaries. Schedule VII sets forth, as of the Restatement Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Capital Stock of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Except to the extent permitted by Section 10.11, no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

8.15. Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17. Environmental Matters. (a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries and any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 8.17, the representations and warranties made in this Section 8.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above in this Section 8.17 could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.18. Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.19. Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all patents, trademarks, domain names, service marks, trade names, copyrights, licenses, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) necessary for the present conduct of its business, without any known conflict with the rights of any third Person which, or the failure to own or have rights to use which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.20. Indebtedness. Schedule III sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries existing as of the Restatement Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit, the Existing Outside Letters of Credit, any purchase money Indebtedness, any Capitalized Lease Obligations, the Senior Notes and the Senior Secured Notes) (all such non-excluded Indebtedness, “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

8.21. Insurance. Schedule VIII sets forth a list of all insurance maintained by the Borrower and its Subsidiaries as of the Restatement Effective Date, with the amounts insured set forth therein.

8.22. Anti-Terrorism Law. (a) Neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, is any of the following:

(i) a Person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b) Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its respective Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Information Covenants. The Borrower will furnish to the Administrative Agent the following information (who in turn will promptly forward such information to each Lender):

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, beginning with the quarterly accounting period ending March 31, 2011, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and stockholders’ equity and statements of cash flows of the Borrower and its Subsidiaries for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the Chief Financial Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. Subject to the immediately succeeding sentence, the Borrower may comply with this Section 9.01(a) by furnishing the Administrative

Agent, in lieu of the foregoing financial statements and management’s discussion and analysis, a copy of the Borrower’s Quarterly Report on Form 10-Q for the applicable quarterly accounting period as filed by the Borrower with the SEC. If the Borrower has designated any Unrestricted Subsidiaries hereunder, then the quarterly financial information required by this Section 9.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a supplemental report thereto, and in management’s discussion and analysis of operational and financial developments or in a supplemental report thereto, of the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower ending on or after December 31, 2011, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statements of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. Subject to the immediately succeeding sentence, the Borrower may comply with this Section 9.01(b) by furnishing the Administrative Agent, in lieu of the foregoing financial statements and management’s discussion and analysis, a copy of the Annual Report on Form 10-K of the Borrower for the applicable fiscal year as filed by the Borrower with the SEC. If the Borrower has designated any Unrestricted Subsidiaries hereunder, then the annual financial information required by this Section 9.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a supplemental report thereto, and in management’s discussion and analysis of operational and financial developments or in a supplemental report thereto, of the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(c) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of the portion of any “management letter” received from its certified public accountants that identifies a Material Weakness and management’s response thereto.

(d) Budgets. No later than 60 days following the first day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower beginning on January 1, 2012), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, cash flows and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail and setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b) (commencing with the quarterly accounting period ending March 31, 2011), a compliance certificate from the Chief Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 5.02(d), 5.02(f), 10.01(x), 10.01(xii), 10.01(xix), 10.01(xx), 10.01(xxvi), 10.02(iv), 10.02(viii)(II), 10.03(ii), 10.03(iii), 10.03(viii), 10.03(ix), 10.04(iv), 10.04(vii), 10.04(ix), 10.04(xii), 10.04(xv), 10.05(v), 10.05(viii)(III), 10.05(xviii), 10.05(xix), 10.05(xx), 10.08, 10.09(iii)(w) and 10.09(iii)(y), in each case at the end of the applicable quarterly accounting period or fiscal year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) (x) Excess Cash Flow for the respective Excess Cash Payment Period and (y) the Cumulative Retained Excess Cash Flow Amount as of the Excess Cash Flow Payment Date in respect of the respective Excess Cash Flow Payment Period, and (iii) certify that there have been no changes to Annexes C through F and Annexes I through K of the Security Agreement, and Annexes A through F of the Pledge Agreement, in each case since the Restatement Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document and (iii) any other event, change or circumstance that has had, or could reasonably be expected to have a Material Adverse Effect, including, without limitation, any material notice, letter or other correspondence of any kind from the FCC or the PUC relating to the Governmental Approvals or any System and any default under any other material license, agreement or contract to which the Borrower or any of its Subsidiaries is or may become a party.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Senior Secured Notes, any Second Lien Notes, any Senior Notes, any Other Unsecured Debt, the Headquarters Non-Recourse Mortgage Debt or any other material Indebtedness of the Borrower or any of its Subsidiaries pursuant to the terms of the documentation governing the same; provided, however, that such financial information, proxy materials, reports, filings and other materials required to be delivered pursuant to this clause (g) shall be deemed delivered for purposes of this Agreement when (and to the extent) posted to the website of the Borrower or otherwise filed by the Borrower with the SEC.

(h) Environmental Matters. Promptly after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency, provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request, including any “management letter” received from the Borrower’s certified public accountants and management’s response thereto.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or their respective securities, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 13.16), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

9.02. Books, Records and Inspections; Annual Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, during normal business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

(b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower ending on or after December 31, 2011, the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders (which may be by way of teleconference) at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of the Borrower.

9.03. Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, in each case consistent with prudent industry practices and sound business judgment and with respect to the maintenance of machinery and equipment, in compliance, in all material respects, with applicable government regulations, manufacturers’ warranty requests and any licensing requirements, (ii) maintain with financially sound and reputable insurance companies insurance on all such property (including its Telecommunications Equipment) and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule VIII to be maintained (with the same scope of coverage as that described in Schedule VIII) at levels which are consistent with their practices immediately before the Restatement Effective Date. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) The Borrower will, and will cause each of its Subsidiaries (other than Headquarters SPV and its Subsidiaries) to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (in respect of property insurance) and/or additional insured (in respect of all insurance), (ii) shall state that such insurance policies shall not be cancelled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Borrower or any of its Subsidiaries shall fail to endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04. Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchise, licenses, permits, copyrights, trademarks and patents and its Governmental Approvals; provided, however, that nothing in this Section 9.04 shall (i) prevent sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) require the Borrower or any of its Subsidiaries to preserve or keep in full force and effect any right, franchises, license, permit, copyright, trademark, patent or Governmental Approval if the Board of Directors or an Authorized Officer of the Borrower or such Subsidiary shall determine that the preservation or continued effectiveness thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary.

9.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except to the extent that noncompliances therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except to the extent that noncompliances therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of, Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

(b)(i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials, the existence of a “recognized environmental condition” as that term is defined by the then-applicable version of ASTM 1527-E, and the potential cost of any removal or remedial action in connection with such recognized environmental condition on such Real Property. If the Borrower fails to provide such report within 30 days after such request was made, the Administrative Agent may order such report, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants and its rights as tenant, as the case may be, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07. ERISA. As soon as possible and, in any event, within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the Chief Financial Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by the Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that a Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 304 of ERISA with respect to a Plan; that a determination has been made that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; that a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is in endangered or critical status under Section 305 of ERISA; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Restatement Effective Date by $4,000,000; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under

Section 436(f), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will also deliver to each of the Lenders a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence of this Section 9.07, upon the occurrence of any event specified therein, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other Governmental Authority, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan, shall be delivered to the Lenders no later than 10 days after the date any such annual report has been filed with the Internal Revenue Service or such records, documents and/or information have been furnished to the PBGC or any other Governmental Authority or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

9.08. End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year; provided that the Borrower may permit any Subsidiary acquired pursuant to a Permitted Acquisition to maintain the accounting periods of such Subsidiary in effect for such Subsidiary immediately before the consummation of such Permitted Acquisition for a reasonable period thereafter.

9.09. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its material obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound.

9.10. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i), provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or which is being contested in good faith and by proper proceedings if the Borrower or such Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12. Additional Security; Further Assurances; etc. (a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and fee-owned Real Property of the Borrower and the other Credit Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and, following delivery of certificated Pledge Agreement Collateral to the Collateral Agent and the filing and/or recordation of the necessary UCC-1 financing statements, documents with the United States Patent and Trademark Office and the United States Copyright Office (with respect to intellectual property rights, to the extent that such perfection and priority may be achieved by filings made in the United States Patent and Trademark Office and the United States Copyright Office or otherwise deemed advisable by the Administrative Agent), and/or mortgages in the appropriate jurisdiction, shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full. The Borrower will, and will cause each other Credit Party to, ensure that (i) the assets serving as security for the Senior Secured Notes Documents and/or the Second Lien Notes Documents, as the case may be, are no more expansive than the assets constituting Collateral pursuant to the Security Documents and shall grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages to ensure compliance with the preceding, (ii) the Liens created pursuant to the Senior Secured Notes Documents are at all times subject to the Senior Secured Notes Intercreditor Agreement, (iii) the Liens created pursuant to the Second Lien Notes Documents are at all times subject to the Second Lien Notes Intercreditor Agreement and (iv) all recordations and filings made pursuant to this Section 9.12 or any of the Security Documents that are made substantially concurrently with any filing in respect of Second Lien Notes Documents are made prior to any equivalent recordations or filings pursuant to the Second Lien Notes Documents. Notwithstanding anything in this Agreement or in the other Credit Documents to the contrary, (i) neither the Borrower nor any Subsidiary Guarantor shall be required to grant a Mortgage on (A) any fee-owned Real Property, the Fair Market Value of which is less than $3,000,000 or (B) the Designated XETA Real Property, in either case, unless a Mortgage on such Real Property is granted (or required to be granted) for the benefit of the holders (or any trustee or collateral agent) of the Senior Secured Notes or Second Lien Notes and (ii) Liens created pursuant to Section 10.01(xxviii) may be created and incurred and remain outstanding so long as the Senior Secured Notes and the Second Lien Notes are issued in accordance with this Agreement and any representation, warranty, or covenant that could be violated or Default or Event of Default that could occur as a result thereof shall be deemed to have been modified to permit such Liens.

(b) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys on Mortgaged Properties, reports, landlord waivers, control agreements, flood certificates and flood insurance, if applicable, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require (including, without limitation, amending and/or causing amendments to the Credit Documents relating to Collateral matters, as the Administrative Agent shall reasonably request). Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance on Mortgaged Properties and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(c) If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Collateral Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

(d) At the request of the Collateral Agent or the Required Lenders, the Borrower will, or will cause the relevant Subsidiary Guarantor of the Borrower to, deliver to the Collateral Agent (i) collateral assignments of all material third party agreements relating to each System, consented to by the applicable third parties thereto, (ii) evidence that all necessary Governmental Approvals for each System have been obtained and (iii) with respect to each real estate and material equipment lease and each mortgage relating to each System (x) the right from the applicable lessors and mortgagees to cure all payment defaults under such leases and mortgages by making payments directly to the applicable lessors and mortgagees and (y) in the case of a leased facility, landlord waivers and consents or such other documentation as the Collateral Agent may require.

(e) The Borrower agrees that each action required by clauses (a) through (d) of this Section 9.12 shall be completed as promptly as practicable, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent, the Collateral Agent or, as applicable, the Required Lenders (as such date may be extended by the Administrative Agent in its sole discretion), provided that, except with respect to the actions set forth in clause (ii) of Section 9.12(d), in no event will the Borrower or any Subsidiary Guarantor be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12 (it being understood and agreed that such commercially reasonable efforts shall not include the payment of any amounts to third-parties other than the payment of reasonable fees and disbursements of counsel to such third-parties in connection therewith).

(f) Notwithstanding anything to the contrary contained herein or in the Subsidiaries Guaranty:

(i) the guaranty provided by McLeodUSA Telecommunications Services, L.L.C. and LDMI Telecommunications, Inc. pursuant to the Subsidiaries Guaranty shall not guaranty the obligations of the Borrower hereunder in respect of any Initial Term Loans until the earlier of (x) the date on which the Borrower shall have received all necessary regulatory approvals from the Georgia Public Service Commission to permit such a guaranty, which approvals the Borrower agrees to use its commercially reasonable efforts to obtain as promptly as possible following the Restatement Effective Date, and (y) 60 days following the Restatement Effective Date (as such date may be extended by the Administrative Agent in its reasonable discretion); it being understood and agreed that, upon the earlier of the dates referred to in preceding clauses (x) and (y), such guaranties shall automatically (and without any further action) provide for a guaranty of all outstanding Initial Term Loans (and related obligations) and, without modifying the foregoing, the Borrower shall deliver to the Administrative Agent an acknowledgement, in form and substance reasonably satisfactory to the Administrative Agent, acknowledging that the Subsidiaries Guaranty of each such Subsidiary now covers all outstanding Initial Term Loans (and related outstandings) (together with such supporting documentation, resolutions and opinions of counsel as may be reasonably requested by the Administrative Agent); and

(ii) unless the Borrower and the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments otherwise agree in writing, the guaranty provided by each Designated Regulatory Subsidiary pursuant to the Subsidiaries Guaranty shall not guaranty any Revolving Loans, Swingline Loans and Letter of Credit Outstandings in excess of $50,000,000 in the aggregate until such time as such Designated Regulatory Subsidiary shall have received all necessary regulatory approvals from the applicable State PUCs to permit a guaranty of such excess amounts, which approvals the Borrower agrees to use its commercially reasonable efforts to obtain as promptly as possible following the Restatement Effective Date.

9.13. Ownership of Subsidiaries; etc. Except as otherwise permitted by this Agreement, the Borrower will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares or investments by foreign nationals to the extent required by applicable law).

9.14. Interest Rate Protection. The Borrower will ensure that at least 50% of its and its Subsidiaries’ total funded Indebtedness (other than Revolving Loans and Swingline Loans), for a period commencing on the Restatement Effective Date and ending two years after the Restatement Effective Date, is a combination of (a) Indebtedness that is subject to interest at a fixed-rate, and/or (b) Indebtedness in respect of which the Borrower has entered into (and maintains) Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent, establishing a fixed or maximum interest rate for an aggregate notional principal amount of such Indebtedness.

9.15. Permitted Acquisitions. (a) Subject to the provisions of this Section 9.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower, and each Wholly-Owned Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Borrower with respect to the Financial Covenant for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that the Financial Covenant would have been complied with as of the last day of such Calculation Period if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto) (it being understood and agreed that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or all respects, as the case may be) as of such earlier date; (v) in the case of a Foreign Permitted Acquisition, the Aggregate Consideration payable for the proposed Foreign Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Foreign Permitted Acquisitions theretofore consummated since the Restatement Effective Date, does not exceed the sum of (I) $25,000,000 plus (II) the Foreign Permitted Acquisition Additional Equity Amount; (vi) immediately before and after giving effect to such Permitted Acquisition (but, for this purpose calculated as if the payment of all post-closing purchase price adjustments required (in the reasonable determination of the Borrower) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) were then being paid with the proceeds of Revolving Loans or with cash on hand), the Minimum Liquidity Condition shall be satisfied at such time; and (vii) the Borrower shall have delivered to the Administrative Agent a certificate executed by its Chief Financial Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) (in the case of a Foreign Permitted Acquisition) and (vi).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of Capital Stock of any Person, the Capital Stock thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.13, to the reasonable satisfaction of the Administrative Agent and the Collateral Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 9.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.16. Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its Equity Interests pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement) that a pledge of 66 2/3% or more of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for U.S. Federal income tax purposes, then that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed).

9.17. Corporate Separateness. The Borrower will take, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to take, all action as is necessary to keep the operations of the Borrower and its Subsidiaries separate and apart from those of any Unrestricted Subsidiaries. Neither the Borrower nor any of its Subsidiaries will make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary (other than tax or other payments to Governmental Authorities for which the Borrower generally makes payments on behalf of its consolidated group). Neither the Borrower nor any of its Subsidiaries or Unrestricted Subsidiaries will take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Unrestricted Subsidiary being ignored, or in the assets and liabilities of any Unrestricted Subsidiary being substantively consolidated with those of the Borrower or any of its Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding (it being understood that the forgoing does not require the maintenance of any Subsidiary of the Borrower as a bankruptcy-remote or other special purpose entity).

9.18. Maintenance of Ratings. The Borrower will use its commercially reasonable efforts to maintain at all times (i) monitored public debt ratings (of any level) from S&P and Moody’s in respect of each Tranche of Loans and (ii) a monitored public corporate rating and a monitored public corporate family rating (in each case, of any level) from S&P and Moody’s.

SECTION 10. Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Restatement Effective Date which are listed, and the property subject thereto described, in Schedule IX (other than Liens in respect of Capitalized Lease Obligations and purchase money Indebtedness), but only to the respective date, if any, set forth in such Schedule IX for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses related thereto) and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries, other than proceeds thereof and other than pursuant to after acquired property clauses in respect thereof;

(iv) Liens created by or pursuant to this Agreement and the other Credit Documents;

(v)(x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement to which the Borrower or any of its Subsidiaries is a party;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligations and (y) the Lien encumbering the asset or assets giving rise to any Capitalized Lease Obligation does not encumber any other asset of the Borrower or any of its Subsidiaries other than the proceeds of such asset or assets;

(vii) Liens placed upon Telecommunications Equipment and other equipment or machinery in each case acquired after the Restatement Effective Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such Telecommunications Equipment and other equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary other than the proceeds of such equipment or machinery;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business or from UCC financing statement filings or any other similar notices of Lien under any similar recording or notice statute regarding Liens permitted under any other clauses of this Section 10.01;

(x) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $15,000,000 at any time outstanding;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and deposits securing the performance of bids, tenders, leases, network services and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $20,000,000;

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries other than the proceeds thereof and other than pursuant to after acquired property clauses in respect thereof;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;

(xvi) Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, or in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods or assets;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to (x) cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, and (y) financial assets on deposit in one or more securities accounts maintained by the Borrower or any Subsidiary of the

Borrower, in each case granted in the ordinary course of business in favor of the securities intermediaries with which such accounts are maintained, securing amounts owing to such securities intermediaries with respect to services rendered in connection with such securities accounts;

(xviii) Liens on cash collateral created in connection with the collateralization of Defaulting Lender’s or Defaulting Lenders’ RL Percentage of outstanding Swingline Loans or Letter of Credit Outstandings, or both, as described in Sections 2.17 and 3.03(b), respectively;

(xix) Liens on cash collateral created in connection with the collateralization of the Other Letters of Credit, so long as the aggregate amount of the cash pledged to secure such Liens does not at any time exceed $15,000,000;

(xx) Liens of CIT Communications Finance Corporation on Lockbox Number 512-057265 at JP Morgan Chase Bank or on any other lockbox at JP Morgan Chase Bank or at any other financial institution, provided that the maximum amount of funds in all such lockboxes at any one time shall not exceed $2,000,000 and that such funds relate solely to the “Equipment for Services” program;

(xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxii) deposits in the ordinary course on business securing liability for reimbursement obligations of insurance carriers providing insurance to the Borrower or any of its Subsidiaries;

(xxiii) Liens consisting of restrictions on the transfer or pledge of assets contained in any FCC license or imposed by the Communications Act of 1934, as amended, or comparable state or local legislation, regulations or ordinances;

(xxiv) Liens consisting of customary options, calls, puts or restrictions on transfer relating to Equity Interests of Persons (other than Wholly-Owned Subsidiaries of the Borrower) to or in which Investments are permitted to be made under Section 10.05;

(xxv) Liens consisting of customary restrictions on the sale of assets of the Borrower or any of its Subsidiaries imposed pursuant to an agreement that has been entered into for the sale of such assets pending the closing of such sale to the extent that such sale is permitted pursuant to Section 10.02;

(xxvi) additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that do not secure obligations in excess of $20,000,000 in the aggregate for all such Liens at any time;

(xxvii) Liens on assets of the Headquarters SPV and its Subsidiaries and on the Equity Interests in the Headquarters SPV and its Subsidiaries, in each case securing obligations in respect of any Headquarters Debt and the Headquarters Ancillary Agreements;

(xxviii) (x) Liens created by or pursuant to the Senior Secured Notes Documents (which Liens may rank pari passu with (but not senior to) the Liens granted under the Security Documents), so long such Liens are limited to assets constituting Collateral pursuant to the Security Documents and are subject to the Senior Secured Notes Intercreditor Agreement, and (y) Liens created by or pursuant to the Second Lien Notes Documents (which Liens shall be junior to the Liens granted under the Security Documents), so long such Liens are limited to assets constituting Collateral pursuant to the Security Documents and are subject to the Second Lien Notes Intercreditor Agreement; and

(xxix) Liens created by or pursuant to Energy Contracts with respect to Energy Contract Collateral.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiii), (xiv), (xv), (xviii), (xix), (xx) and (xxix) of this Section 10.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02. Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

(i) Capital Expenditures (excluding Capital Expenditures which may arise as a result of the purchase of any Capital Stock or other Equity Interests in any other Person or by means of a purchase of assets constituting a business, division or product line of any Person, which Capital Expenditures may only be made pursuant to Permitted Acquisitions effected in accordance with the relevant provisions of this Agreement) by the Borrower and its Subsidiaries shall be permitted so long as such Capital Expenditures do not cause a violation of any of the other provisions of this Agreement;

(ii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property or assets, or assets no longer used in the conduct of the Business, in each case in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 10.05 and Liens may be incurred to the extent permitted by Section 10.01;

(iv) the Borrower and its Subsidiaries may sell assets (other than the Capital Stock or other Equity Interests of any Wholly-Owned Subsidiary of the Borrower, unless all of the Capital Stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash, Designated Non-Cash Consideration or Cash Equivalents and is paid at the time of the closing of such sale; provided that, for purposes of this clause (x), any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (x) that is at that time outstanding (determined without regard to any write-downs or write-offs thereof), shall not exceed $2,500,000 (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(d) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iv) (excluding, for this purpose, the aggregate proceeds received from the sale of the Existing US LEC Minority Investment) shall not exceed $20,000,000 in any fiscal year of the Borrower (for this purpose, using the Fair Market Value of property other than cash); provided that the requirements of preceding sub-clauses (w) and (x) will not apply to any sale by the Borrower or any of its Subsidiaries of the Existing US LEC Minority Investment;

(v) the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(vi) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction; provided, however, that U.S. Energy also may sell or discount its accounts receivable to an Energy Contract Counterparty pursuant to Energy Contracts so long as (x) the only recourse nature thereunder is in respect of certain charge-backs, indemnification obligations and credits against future sales of accounts receivable thereunder to the extent provided in such Energy Contracts and (y) no more than $4,500,000 of such accounts receivable in the aggregate may be sold in any calendar month pursuant to Energy Contracts;

(vii) the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as such grant is subordinate or otherwise subject to the Collateral Agent’s security interest in the asset or property subject thereto;

(viii)(I) the Borrower and its Subsidiaries may convey, sell or otherwise transfer all or any part of its business, properties and assets (including cash) to the Borrower or to any other Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain such perfected status have been taken, (II) the Borrower and its Domestic Subsidiaries may convey, sell or otherwise transfer properties and assets (other than Capital Stock or other Equity Interests of any Domestic Subsidiary of the Borrower) to any Wholly-Owned Foreign Subsidiary of the Borrower so long as the aggregate Fair Market Value (determined as of the date of the respective transfer) of all properties and assets transferred pursuant to this clause (II) does not exceed $10,000,000, and (III) any Foreign Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties or assets (including cash) to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ix) any Subsidiary of the Borrower (other than the Headquarters SPV or any of its Subsidiaries) may merge or consolidate with, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Person that is or becomes a Wholly-Owned Domestic Subsidiary that is a Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain such perfected status have been taken;

(x) any Foreign Subsidiary of the Borrower may merge or consolidate with, or be dissolved or liquidated into, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as a Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation;

(xi) Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.15;

(xii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(xiii) any Immaterial Subsidiary of the Borrower of the type described in clause (a) of the definition thereof may be wound up, liquidated or dissolved if the Board of Directors of such Immaterial Subsidiary shall determine that the continued existence of such Immaterial Subsidiary is no longer desirable in the conduct of the Business, and that the winding up, liquidation or dissolution of such Immaterial Subsidiary is not disadvantageous in any material respect to the Credit Parties or the Lenders;

(xiv) Dividends may be paid to the extent permitted by Section 10.03;

(xv) the consummation of the Headquarters Transactions; and

(xvi) the Borrower and its Subsidiaries may make transfers of fiber assets pursuant to an indefeasible right of use where title to such asset shall not be transferred until the end of the useful life of the fiber asset, and consideration received by the Borrower or such Subsidiary consists of either cash in an amount equal to the Fair Market Value of such assets or an exchange of assets of substantially similar value (as respectively determined by the Borrower in good faith), and is paid upon acceptance of the fiber asset; provided that the Fair Market Value of all fiber assets transferred pursuant to this clause (xvi) shall not exceed $7,500,000 in any fiscal year of the Borrower.

Notwithstanding the foregoing, except as provided in clauses (iv), (vii), (viii), (ix) and (x) above and except to the extent permitted by Section 9.04, neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer or otherwise dispose or attempt to dispose of in any way any Governmental Approval or any other licenses, permits or approvals necessary or appropriate for the operation of any System or of the Business. To the extent the Required Lenders (or, to the extent required by Section 13.12(a), all Lenders) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary Guarantor thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03. Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i)(x) any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower, (y) any Foreign Subsidiary of the Borrower also may pay Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower and (z) any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its Subsidiary which owns the Capital Stock in such Non-Wholly-Owned Subsidiary receives at least its proportionate share of such Dividends (based upon its relative holding of the Capital Stock in such Non-Wholly-Owned Subsidiary and taking into account the relative preferences, if any, of the various classes of Capital Stock of such Non-Wholly- Owned Subsidiary);

(ii) the Borrower may redeem, repurchase or otherwise acquire for value outstanding shares of Borrower Common Stock (or options, warrants or other rights to acquire Borrower Common Stock) following the death, disability or termination of employment or service of officers, directors or employees of the Borrower or any of its

Subsidiaries, provided that (x) the only consideration paid by the Borrower in respect of such redemptions, repurchases or other acquisitions for value shall be cash and Shareholder Subordinated Notes, (y) the sum of (I) the aggregate amount paid by the Borrower in cash in respect of all such redemptions, repurchases or other acquisitions for value pursuant to this clause (ii) plus (II) the aggregate amount of all cash payments made on all Shareholder Subordinated Notes shall not exceed $10,000,000, and (z) at the time of any payment of cash in connection with any redemption, repurchase or other acquisition for value permitted to be made pursuant to this Section 10.03(ii), including any cash payment made under a Shareholder Subordinated Note, no Default or Event of Default shall then exist or result therefrom;

(iii) the Borrower may pay cash Dividends in an aggregate amount not to exceed $1,500,000 in lieu of issuing fractional shares of Capital Stock or as payments to dissenting stockholders pursuant to applicable law in connection with a transaction permitted by this Agreement;

(iv) the Borrower may declare and pay Dividends consisting solely of Equity Interests of the Borrower otherwise permitted to be issued under this Agreement, whether in connection with a stock split of Borrower Common Stock, pursuant to a Shareholder Rights Plan or otherwise;

(v) the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests of the Borrower (a) in exchange for other Equity Interests of the Borrower permitted to be issued under this Agreement (including in connection with a Benefit Plan Exchange Offer), (b) upon the conversion of Qualified Preferred Stock or the exercise, exchange or conversion of stock options, warrants or other rights to acquire Capital Stock of the Borrower, and (c) tendered to the Borrower by a holder of Equity Interests of the Borrower in settlement of indemnification or similar claims by the Borrower against such holder, so long as no cash or other consideration is paid to such holder in connection with such redemption, purchase or other acquisition for value (unless otherwise independently permitted under another clause of this Section 10.03);

(vi) the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests tendered by the holder thereof in payment of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion of stock options, restricted stock, restricted stock units, warrants or other Equity Interests of the Borrower;

(vii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may redeem, retire, purchase or otherwise acquire for value any class of Capital Stock or other Equity Interests of the Borrower out of the proceeds of a substantially concurrent offering of Equity Interests of the Borrower permitted to be issued under this Agreement;

(viii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay or make additional cash Dividends in an aggregate amount not to exceed, when added to the aggregate amount of cash payments made pursuant to Section 10.09(iii)(x), $30,000,000; and

(ix) the Borrower may pay or make additional cash Dividends in an aggregate amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Dividend, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), (A) the Total Secured Leverage Ratio, calculated on a Pro Forma Basis for the respective Calculation Period, is less than 3.00:1.00, and (B) the Total Leverage Ratio, calculated on a Pro Forma Basis for the respective Calculation Period, is less than 4.50:1.00, (iii) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the payment of the respective Dividend, and (iv) prior to the payment or making of such cash Dividend, the Borrower shall have delivered to the Administrative Agent a certificate executed by its Chief Financial Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iii).

10.04. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness outstanding on the Restatement Effective Date and listed on Schedule III (as reduced by any repayments of principal thereof), and any subsequent extension, renewal, refinancing, replacement or refunding thereof except to the extent set forth on Schedule III, provided that the aggregate principal amount of the Indebtedness to be extended, renewed, refinanced, replaced or refunded does not increase from that amount outstanding at the time of any such extension, renewal, refinancing, replacement or refunding (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection with such extension, renewal, refinancing, replacement or refunding); and, provided further, that any Intercompany Debt listed on Schedule III (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 10.04(ii)) (x) may only be extended, refinanced, renewed, replaced or refunded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded and (y) shall be subject to the requirements of clauses (w), (x) and (y) contained in the proviso to Section 10.05(viii);

(iii) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04, so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness, provided that (x) in no event shall the sum of the aggregate principal amount of all Capitalized Lease

Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $75,000,000 at any time outstanding, and (y) in no event shall the sum of the aggregate principal amount of all purchase money Indebtedness permitted by this clause (iv) exceed $15,000,000 at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii);

(vi) Indebtedness consisting of guaranties by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of each other’s Indebtedness and lease and other payment obligations of such Persons permitted under this Agreement, other than (x) contingent obligations in respect of any Headquarters Debt (except as otherwise permitted by clause (xvii) of this Section 10.04) and (y) obligations in respect of Senior Notes, Senior Secured Notes, Second Lien Notes and Other Unsecured Debt unless otherwise permitted by the respective definitions thereof and Section 10.04(xvi), (xviii), (xix) or (xx), as the case may be;

(vii) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), and subsequent extensions, renewals, refinancings, replacements and refundings thereof so long as the aggregate principal amount of the Indebtedness to be extended, renewed, refinanced, replaced or refunded does not increase from that amount outstanding at the time of any such extension, renewal, refinancing, replacement or refunding (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection with such extension, renewal, refinancing, replacement or refunding), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $20,000,000 at any one time outstanding;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, bid bonds, surety bonds, appeal bonds, customs bonds or other obligations of a like nature required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any Subsidiary of the Borrower or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such worker’s compensation claims, self insurance obligations, completion guarantees, performance bonds, surety bonds, bid bonds, appeal bonds, customs bonds or other obligations of a like nature permitted by this clause (ix) shall not at any time exceed $30,000,000;

(x) Indebtedness of the Borrower under Shareholder Subordinated Notes issued after the Restatement Effective Date in connection with any redemption, repurchase or other acquisition for value of Equity Interests of the Borrower permitted by Section 10.03(ii);

(xi) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi);

(xii) Indebtedness of the Borrower or any of its Subsidiaries for reimbursement obligations relating to Other Letters of Credit, so long as the sum of the aggregate available amount of all such Other Letters of Credit and any unreimbursed drawings in respect thereof does not at any time exceed $15,000,000;

(xiii) customary obligations of the Borrower and its Subsidiaries to banks in respect of netting services, overdraft protections and similar arrangements in each case in connection with maintaining deposit accounts in the ordinary course of business;

(xiv) Indebtedness of the Borrower and its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ ordinary course operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xv) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Borrower and its Subsidiaries (other than the Headquarters SPV) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;

(xvi) Indebtedness of the Borrower represented by the Senior Notes, and unsecured guaranties thereof by the Subsidiary Guarantors, in an aggregate principal amount not to exceed $750,000,000 (as reduced by any repayments or purchases of principal thereof);

(xvii)(a) Indebtedness of the Headquarters SPV or a Subsidiary thereof in respect of Headquarters Non-Recourse Mortgage Debt in an aggregate principal amount not to exceed $55,000,000, so long as (I) all such Indebtedness is incurred in accordance with the requirements of the definitions of Headquarters Non-Recourse Mortgage Debt and Headquarters Transactions, (II) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, and (III) in the case of the Headquarters Non-Recourse Mortgage Debt referred to in clause (i) of the definition thereof, the net cash proceeds therefrom shall be utilized to purchase, construct and/or develop the Headquarters and (b) any Indebtedness of the Headquarters SPV or any Subsidiary

thereof owing to the Borrower or any of its other Subsidiaries to the extent such Investment by the Borrower or any of its Subsidiaries is permitted by Section 10.05(xx), (c) any contingent obligations of the Borrower and its Subsidiaries under the Headquarters Ancillary Agreements in an aggregate amount not to exceed $25,000,000, and (d) any Indebtedness of the Headquarters SPV and its Subsidiaries under the Headquarters SPV Base Lease;

(xviii) Indebtedness of the Borrower represented by the Senior Secured Notes, and secured guaranties thereof by the Subsidiary Guarantors, so long as (other than, except with respect to succeeding sub-clause (II), in respect of the Senior Secured Notes outstanding on the Restatement Effective Date) (I) all such Indebtedness is incurred in accordance with the requirements of the definition of Senior Secured Notes, (II) a Senior Secured Notes Intercreditor Agreement shall have been duly authorized, executed and delivered at the time of the issuance of any Senior Secured Notes and shall be in full force and effect, (III) in the case of any issuance of any Senior Secured Notes described in clause (a) or (c) of the definition thereof, no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (IV) in the case of any issuance of (x) any Senior Secured Notes described in clause (a) of the definition thereof, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) a Total Leverage Ratio of less than 4.75:1.00 and (B) a Total Secured Leverage Ratio of less than 3.25:1.00, in each case for the Calculation Period most recently ended prior to the date of the respective incurrence of such Senior Secured Notes (determined after giving effect to the incurrence of such Senior Secured Notes) and (y) any Senior Secured Notes described in clause (c) of the definition thereof, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of less than 4.75:1.00 for the Calculation Period most recently ended prior to the date of the incurrence of such Senior Secured Notes (determined after giving effect to the incurrence of such Senior Secured Notes), (V) either (I) the aggregate principal amount (or the aggregate face amount if issued at a discount) of Senior Secured Notes (to the extent incurred pursuant to clause (a) of the definition thereof) that may be incurred at any time pursuant to this clause (V)(I) shall not exceed the Available Incremental Commitment Amount at such time or (II) the Net Cash Proceeds of such Senior Secured Notes (to the extent incurred pursuant to clause (a) of the definition thereof) are applied as a mandatory repayment or commitment reduction in accordance with Section 5.02(c)) and (VI) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clause (I), and in the case of any issuance of any Senior Secured Notes described in clause (a) or (c) of the definition thereof, preceding clauses (III), (IV) and (V) and containing the calculations (in reasonable detail) required by preceding clauses (IV) and (V);

(xix) Indebtedness of the Borrower represented by the Second Lien Notes, and secured guaranties thereof by the Subsidiary Guarantors, so long as (I) all such Indebtedness is incurred in accordance with the requirements of the definition of Second Lien Notes, (II) a Second Lien Notes Intercreditor Agreement shall have been duly authorized, executed and delivered at the time of the issuance of any Second Lien Notes and shall be in full force and effect, (III) in the case of any issuance of Second Lien Notes described in clause (a) or (c) of the definition thereof, no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (IV) in the case of any issuance of (x) any Second Lien Notes described in clause (a) of the definition thereof, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) a Total Leverage Ratio of less than 4.75:1.00 and (B) a Total Secured Leverage Ratio of less than 3.25:1.00, in each case for the Calculation Period most recently ended prior to the date of the incurrence of the respective Second Lien Notes (determined after giving effect to the incurrence of such Second Lien Notes) and (y) any Second Lien Notes described in clause (c) of the definition thereof, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of less than 4.75:1.00 for the Calculation Period most recently ended prior to the date of the incurrence of such Second Lien Notes (determined after giving effect to the incurrence of such Second Liens Notes), (V) either (I) the aggregate principal amount (or the aggregate face amount if issued at a discount) of Second Lien Notes (to the extent incurred pursuant to clause (a) of the definition thereof) that may be incurred at any time pursuant to this clause (V)(I) shall not exceed the Available Incremental Commitment Amount at such time or (II) the Net Cash Proceeds of such Second Lien Notes (to the extent incurred pursuant to clause (a) of the definition thereof) are applied as a mandatory repayment or commitment reduction in accordance with Section 5.02(c)) and (VI) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clause (I), and in the case of any issuance of Second Lien Notes described in clause (a) or (c) of the definition thereof, preceding clauses (III), (IV) and (V); and

(xx) additional unsecured Indebtedness incurred by the Borrower constituting Other Unsecured Debt, and unsecured guaranties thereof by the Subsidiary Guarantors, so long as (I) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (II) the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of less than 4.75:1.00 for the Calculation Period most recently ended prior to the date of the respective incurrence of such Other Unsecured Debt (determined after giving effect to the incurrence of such Other Unsecured Debt), (III) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring six months following the latest Maturity Date then in effect on the date of issuance thereof, (IV) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties, and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous (other than provisions of the Trust Indenture Act of 1939, as amended, which may be applicable to such Indebtedness) in any material respect than the terms applicable to the Borrower and its Subsidiaries under this Agreement and the other Credit Documents, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (V) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included), and (VI) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (I) through (V) and containing the calculations (in reasonable detail) required by preceding clause (II).

10.05. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Capital Stock, obligations or securities of, or any other Equity Interests in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Restatement Effective Date or made pursuant to a legally binding commitment in existence on the Restatement Effective Date and described on Schedule X, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Subsidiaries may acquire and own Investments (including, without limitation, debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and its Subsidiaries may acquire and hold obligations of their directors, officers and employees in connection with the acquisition by such directors, officers and employees of Equity Interests of the Borrower or PAETEC Software (so long as no cash is advanced by the Borrower or PAETEC Software in connection with the acquisition of such obligations);

(vii) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Sections 10.04(iii) and (xiv);

(viii)(I) the Borrower and the Subsidiary Guarantors that are Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances between or among each other, (II) the Borrower and its Domestic Subsidiaries may make intercompany loans and advances to, and cash capital contributions in, Wholly-Owned Foreign Subsidiaries of the Borrower in an aggregate amount for all such Investments not to exceed $5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), (III) the Borrower and its Domestic Subsidiaries may make additional intercompany loans and advances to, and additional cash contributions in, Wholly-Owned Foreign Subsidiaries at the times, and in the amounts, necessary to permit such Wholly-Owned Foreign Subsidiaries to consummate Foreign Permitted Acquisitions, (IV) any Subsidiary of the Borrower which is not a Credit Party may make intercompany loans and advances to any Credit Party or any Subsidiary that is not a Credit Party (other than the Headquarters SPV or any of its Subsidiaries), and (V) the Headquarters SPV and its Subsidiaries may make intercompany loans and advance to each other (such intercompany loans and advances referred to in preceding clauses (I), (II), (III), (IV), and (V) collectively, the “Intercompany Loans”), provided, that (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, (y) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Subsidiary Guarantor pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary;

(ix) the Borrower and any Subsidiary Guarantor may make capital contributions to, or acquire Equity Interests of, any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary, provided that (x) any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain such perfected status have been taken and (y) any Investment made in or to any Subsidiary Guarantor pursuant to this clause (ix) shall cease to be permitted hereunder if such Subsidiary Guarantor ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary;

(x) any Foreign Subsidiary of the Borrower may make capital contributions to, or acquire Equity Interests of, any Wholly-Owned Foreign Subsidiary of the Borrower;

(xi) the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xii) Contingent Obligations permitted by Section 10.04 will be permitted to the extent constituting Investments;

(xiii) Permitted Acquisitions will be permitted in accordance with the requirements of Section 9.15;

(xiv) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Sections 10.02(iv) and (xvi);

(xv) the Borrower and any Subsidiary of the Borrower may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business, and consistent with the past practices, of the Borrower or such Subsidiary;

(xvi) the Borrower and its Subsidiaries may hold Equity Interests and other securities and obligations received in satisfaction of judgments or in settlement of litigation, arbitration or other disputes;

(xvii) the Borrower and its Subsidiaries may make investments in negotiable instruments held for collection;

(xviii) the Borrower and its Subsidiaries may make loans, advances and other Investments (including by conveyance or other transfer of the Existing US LEC Minority Investment) to or in Unrestricted Subsidiaries; provided that the aggregate amount of all loans, advances and other Investments made pursuant to this clause (xviii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, shall not exceed $10,000,000 at any time outstanding;

(xix) in addition to Investments permitted by clauses (i) through (xviii) and (xx) of this Section 10.05, the Borrower and its Subsidiaries (other than the Headquarters SPV or any Subsidiary thereof) may make additional loans, advances and other Investments to or in a Person other than the Headquarters SPV or any Subsidiary thereof or an Unrestricted Subsidiary; provided that the aggregate amount of all loans, advances and other Investments made pursuant to this clause (xix) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, shall not exceed $40,000,000 at any time outstanding; and

(xx) (A) the Borrower and its Subsidiaries may make Investments as and to the extent set forth in the definition of Headquarters Transactions and (B) the Headquarters SPV and its Subsidiaries may make Investments in each other.

10.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in, or not restricted by, Section 10.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv) the Borrower and its Subsidiaries may issue Equity Interests permitted to be issued under this Agreement;

(v) the Borrower and its Subsidiaries may (x) enter into any employment agreements, consulting agreements, non-competition agreements, collective bargaining agreements, benefit plans or arrangements (including Equity Plans, vacation plans, health and life insurance plans, stock loan programs, long term incentive plans, directors’ and officers’ indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers, directors or consultants of the Borrower and its Subsidiaries and entered into in the ordinary course of business, (y) make any payments of cash or awards of Equity Interests otherwise permitted to be issued hereunder and engage in other transactions contemplated by any of the foregoing in the ordinary course of business, and (z) make any other payments of compensation to employees, officers, directors or consultants of the Borrower or any of its Subsidiaries in the ordinary course of business;

(vi) Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor;

(vii) intercompany transactions solely between or among the Credit Parties may be effected to the extent that such intercompany transactions are not otherwise prohibited under this Agreement;

(viii) the Borrower and its Subsidiaries may enter into the transactions set forth, or undertaken pursuant to agreements and arrangements set forth, on Schedule XI and pursuant to any amendments to or replacements of any such agreement or arrangement, provided, however, that any such amendment or replacement will not have terms that are less favorable to the Borrower or any of its Subsidiaries in any material respect than the terms of such agreement or arrangement set forth on Schedule XI; and

(ix) the Borrower and its Subsidiaries may enter into and perform the Headquarters Transactions.

10.07. Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 8.22(a), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Borrower’s and its Subsidiaries’ compliance with this Section 10.07).

(b) The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit any of the funds of the Borrower or any of its Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit (x) any of the funds or properties of the Borrower or any of its Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law, or the Loans made by the Lenders would be in violation of any applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) any Embargoed Person to have any direct or indirect interest, in the Borrower or any of its Subsidiaries, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law or the Loans are in violation of any applicable law.

10.08. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio on the last day of any fiscal quarter of the Borrower (i) ending at any time prior to December 31, 2011, to be greater than 5.00:1.00, and (ii) ending at any time on or after December 31, 2011, to be greater than 4.75:1.00.

10.09. Modifications of Certain Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, unless such amendment, modification, change or other action contemplated by this clause (i) does not otherwise result in a violation of this Agreement and could not reasonably be expected to have a Material Adverse Effect; provided that any such amendment, modification, change or other action relating to any Qualified Preferred Stock shall be permitted, so long as such amendment, modification, change or other action is consistent with (and does not violate) the requirements contained in the definition of “Qualified Preferred Stock”;

(ii) amend, modify or change any material provision of any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement, except solely between or among the Borrower and its Wholly-Owned Domestic Subsidiaries or as required to ensure compliance with the terms of this Agreement, without the prior written consent of the Administrative Agent;

(iii) on and after the execution and delivery of any Senior Notes Document, Other Unsecured Debt Document, Senior Secured Notes Document, Second Lien Notes Document or Headquarters Non-Recourse Mortgage Debt Document, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any such Indebtedness, in each case prior to the date that is 91 days prior to the final stated maturity thereof; provided, however,

(q) the Senior Secured Notes may be exchanged as described in clause (b) of the definition of such term;

(r) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may refinance, exchange or convert (and, in connection therewith, prepay) any then outstanding Senior Secured Notes with a new issuance of, or in exchange for, new Senior Secured Notes, Second Lien Notes or Other Unsecured Debt and/or with Net Equity Proceeds received by the Borrower after the Restatement Effective Date from the issuance of its Equity Interests, in each case to the extent issued in accordance with the terms of this Agreement;

(s) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may refinance, exchange or convert (and, in connection therewith, prepay) any then outstanding Senior Notes or Other Unsecured Debt with a new issuance of, or in exchange for, new Other Unsecured Debt and/or with Net Equity Proceeds received by the Borrower after the Restatement Effective Date from the issuance of its Equity Interests, in each case to the extent issued in accordance with the terms of this Agreement;

(t) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may refinance, exchange or convert (and, in connection therewith, prepay) any then outstanding Second Lien Notes with a new issuance of, or in exchange for, Second Lien Notes or Other Unsecured Debt and/or with Net Equity Proceeds received by the Borrower after the Restatement Effective Date from the issuance of its Equity Interests, in each case to the extent issued in accordance with the terms of this Agreement;

(u) the Borrower may repay, redeem or repurchase Senior Secured Notes so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) at the time that any such repayment, redemption or repurchase is made (and immediately after giving effect thereto), (A) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the respective repayment, redemption or repurchase, and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant for the Calculation Period most recently ended prior to the date of the respective repayment, redemption or repurchase, and (iii) prior to any such repayment, redemption or repurchase, the Borrower shall have delivered to the Administrative Agent a certificate executed by its Chief Financial Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (ii);

(v) the Second Lien Notes may be exchanged as described in clause (b) of the definition thereof;

(w) the Borrower may repay, redeem or repurchase the Second Lien Notes, Senior Notes and Other Unsecured Debt so long as (i) the aggregate amount of cash expended in respect of all such repayments, redemptions and repurchases pursuant to this clause (w) does not exceed the sum of (I) $15,000,000 in any fiscal year of the Borrower plus (II) the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective repayment, redemption or repurchase, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such repayment, redemption or repurchase is made (and immediately after giving effect thereto), (A) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the respective repayment, redemption or repurchase, and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with (I) the Financial Covenant and (II) a Total Secured Leverage Ratio of less than 3.25:1.00, in each case for the Calculation Period most recently ended prior to the date of the respective repayment, redemption or repurchase, and (iv) prior to any such repayment, redemption or repurchase, the Borrower shall have delivered to the Administrative Agent a certificate executed by its Chief Financial Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii);

(x) the Borrower may repay, redeem or repurchase the Second Lien Notes, Senior Notes and Other Unsecured Debt so long as (i) the aggregate amount of cash expended in respect of all such repayments, redemptions and repurchases pursuant to this clause (x) does not exceed, when added to the aggregate amount of all Dividends paid or made pursuant to Section 10.03(viii), $30,000,000 and (ii) no Default or Event of Default then exists or would result therefrom;

(y) Senior Secured Notes, Second Lien Notes, Senior Notes and Other Unsecured Debt may be converted or exchanged as permitted by Section 10.09(iv); and

(z) so long as no Default or Event of Default then exists or would result therefrom, the Headquarters SPV and/or its Subsidiaries may refinance (and in connection therewith, prepay) the then outstanding Headquarters Non-Recourse Mortgage Debt in accordance with the definition thereof;

(iv) on and after the execution and delivery of any Senior Notes Document, Other Unsecured Debt Document, Senior Secured Notes Document or Second Lien Notes Document, amend or modify, or permit the amendment or modification of any provision of any such Document, provided that nothing in this clause (iv) shall (w) restrict the exchange of Senior Secured Notes and Second Lien Notes as permitted in clause (iii) above or restrict the refinancing of Senior Secured Notes, Second Lien Notes, Senior Notes and Other Unsecured Debt as permitted in clause (iii) above, (x) restrict the conversion or exchange of any Indebtedness or other obligations under any such Document into or for Equity Interests of the Borrower permitted to be issued under this Agreement or (y) prohibit any amendments or modifications thereto that are not adverse to the interests of the Lenders in any material respect so long as such Indebtedness (as so amended or modified) would have satisfied the requirements contained in the respective definitions thereof and the other provisions of this Agreement relating to such Indebtedness at the time of the original incurrence thereof assuming such amendments or modifications had been made at such time (it being understood that in no event shall the interest rate thereon be increased);

(v) on and after the execution and delivery of any Headquarters Debt Documents, amend or modify, or permit the amendment or modification of any provision of any such Headquarters Debt Document, provided that nothing in this clause (v) shall prohibit any amendments or modifications that are not adverse to the interests of the Lenders in any material respect and then only so long as such amendments and modifications are consistent with the definition of Headquarters Transaction;

(vi) on and after the execution and delivery thereof, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Shareholder Subordinated Note; or

(vii) make (or give any notice in respect of) any principal, interest or other payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note, except to the extent permitted by Section 10.03(ii).

To the extent that any Senior Secured Notes, Second Lien Notes, Senior Notes, Other Unsecured Debt or Headquarters Non-Recourse Mortgage Debt are exchanged, refinanced, repaid, redeemed or repurchased as otherwise permitted by Section 10.09(iii), such Indebtedness shall be immediately cancelled by the Borrower and shall no longer be outstanding.

10.10. Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under agreements in effect on the Restatement Effective Date (and any extensions, refinancings, renewals, amendments, modifications or replacements of such agreements that are not less favorable to the Lenders in any material respect than the agreements in effect on the Restatement Effective Date) and encumbrances or restrictions existing by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) on and after the execution and delivery thereof, the Senior Notes Documents, the Other Unsecured Debt Documents, the Senior Secured Notes Documents, the Second Lien Notes Documents and, in the case of the Headquarters SPV and its Subsidiaries only, the Headquarters Debt Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) Liens permitted by Section 10.01 that limit the right of the Borrower or any of its Subsidiaries to transfer the assets (including Capital Stock) subject to such Liens, (viii) restrictions with respect to a Subsidiary of the Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of 100% of the outstanding Capital Stock or all or substantially all of the assets of such Subsidiary in compliance with the other provisions of this Agreement, (ix) restrictions existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any of its Subsidiaries in compliance with Section 9.15 and the other provisions of this Agreement and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, (x) customary provisions in joint venture agreements and other similar agreements in each case relating solely to the applicable joint venture or similar entity or the Equity Interests therein entered into in the ordinary course of business, (xi) restrictions contained in the terms of purchase money obligations or Capitalized Lease Obligations not incurred in violation of this Agreement, provided that such restrictions relate only to the property or assets financed with such Indebtedness, and (xii) any other customary provisions arising or agreed to in the ordinary course of business not relating to Indebtedness or Capital Stock that do not individually or in the aggregate (x) detract in any material respect from the value of the assets of the Borrower or any of its Subsidiaries or (y) otherwise impair the ability of the Borrower or any of its Subsidiaries to perform their obligations under the Credit Documents.

10.11. Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Stock other than, in the case of the Borrower, Qualified Preferred Stock (including rights with respect to Qualified Preferred Stock issued under a Shareholder Rights Plan), or (ii) any redeemable Common Stock, or redeemable Equity Interests representing the right to purchase or acquire Common Stock, other than Common Stock or such redeemable Equity Interests (including rights with respect to Borrower Common Stock issued under a Shareholders Rights Plan) that (x) is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be, or (y) in the case of Borrower Common Stock, if redeemable at the holder’s option, is or are not redeemable by the holder, in whole or in part, on or prior to one year following the then latest Maturity Date in effect on the date of the issuance thereof.

(b) The Borrower will not permit any of its Subsidiaries to issue any Capital Stock or other Equity Interests (including by way of sales of treasury stock) other than as permitted by Section 10.11(a), except (i) for transfers and replacements of then outstanding shares of Capital Stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the Capital Stock of such Subsidiary, (iii) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (iv) to qualify directors to the extent required by applicable law, and (v) for issuances to employees of PAETEC Software of shares (and options, warrants and other rights to acquire or purchase shares) of the Capital Stock of PAETEC Software pursuant to employee incentive plans in an aggregate amount not to exceed at any time 10% of the number of shares of Capital Stock of PAETEC Software then issued and outstanding, so long as PAETEC Software remains a Subsidiary Guarantor.

10.12. Business; etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the Business.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) the Borrower will not permit US LEC PAC (x) to engage in any business activities other than to operate as a political action committee within the meaning of the Code and on a basis consistent with past practices or (y) to have any assets or liabilities other than those assets described below in this Section 10.12(b), (ii) the Borrower will not permit US LEC PAC to have any assets other than assets consisting of cash and Cash Equivalents representing contributions from employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed the amount permitted by law at any time, (iii) the Borrower will not, and will cause its Subsidiaries to not, make any Investments in, or otherwise sell or transfer any assets to, US LEC PAC and (iv) neither the Borrower nor any of its Subsidiaries will have any obligations or liabilities in respect of the operations or affairs of US LEC PAC, provided that US LEC, in its capacity as the sole member of US LEC PAC, may perform its customary functions as such sole member, including the payment of the administrative expenses of US LEC PAC which shall not exceed $100,000 in any fiscal year.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not permit the Headquarters SPV or any of its Subsidiaries to conduct, transact or otherwise engage in any business or operations other than (i) those incidental to the acquisition, construction, development and ownership of the Headquarters (and the execution and performance of the Headquarters Debt Documents to which they are a party), (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the incurrence and performance of its obligations with respect to the Headquarters Debt and any Headquarters Debt Documents, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower, (v) the consummation of the Headquarters Transactions and (vi) activities incidental to the businesses or activities described in the foregoing clauses (i) through (v); provided, that notwithstanding the foregoing, neither the Headquarters SPV or any of its Subsidiaries shall own nor acquire any material assets (other than the Headquarters or assets incidental to the ownership of the Headquarters or the consummation of the Headquarters Transactions).

(d) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not permit U.S. Energy to conduct, transact or otherwise engage in any substantial business or operations other than the business and operations that U.S. Energy engaged in on the Restatement Effective Date and any businesses substantially similar, related, complementary or ancillary thereto or that constitute a reasonable extension or expansion thereof.

10.13. Limitation on Creation of Subsidiaries. (a) The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Effective Date any Subsidiary (other than Non-Wholly-Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 10.13(b)), provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least five days’ prior written notice thereof is given to the Administrative Agent and the Collateral Agent (or such shorter period of time as is acceptable to the Administrative Agent and the Collateral Agent in any given case), (ii) the Capital Stock of such new Wholly-Owned Subsidiary is promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Capital Stock, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new Wholly-Owned Domestic Subsidiary (other than an Immaterial Subsidiary of the type described in clause (b) of the definition thereof), executes a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge

Agreement, and (iv) each such new Wholly-Owned Domestic Subsidiary (other than an Immaterial Subsidiary of the type described in clause (b) of the definition thereof), to the extent requested by the Administrative Agent, the Collateral Agent or the Required Lenders, takes all actions required pursuant to Section 9.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Restatement Effective Date (unless in each case waived by the Administrative Agent).

(b) In addition to Wholly-Owned Subsidiaries of the Borrower permitted to be created, established or acquired pursuant to Section 10.13(a), the Borrower and its Subsidiaries may establish, create and acquire, and make Investments to the extent permitted by Section 10.05 in, Non-Wholly-Owned Subsidiaries after the Restatement Effective Date as a result of transactions permitted by this Agreement, provided that (i) all of the Capital Stock of each such Non-Wholly-Owned Subsidiary shall be pledged by any Credit Party which owns such Capital Stock as, and to the extent, required by the Pledge Agreement, and (ii) each such Non-Wholly- Owned Domestic Subsidiary that is required to become a Subsidiary Guarantor hereunder, shall take the actions specified in Section 10.13(a) to the same extent that such Non-Wholly-Owned Subsidiary would have been required to take if it were a Wholly-Owned Subsidiary of the Borrower.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Effective Date any Unrestricted Subsidiary, except to the extent that (i) such establishment, creation or acquisition constitutes an Investment permitted under Section 10.05(xviii), (ii) such Unrestricted Subsidiary meets all of the requirements of the definition thereof and (iii) the Capital Stock of such Unrestricted Subsidiary, to the extent owned by a Credit Party, is promptly pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates, if any, representing such Capital Stock, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent.

(d) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Headquarters SPV and its Subsidiaries shall not be required to become a Credit Party hereunder (and shall not be required to execute and deliver the Subsidiaries Guaranty or any other Credit Document or grant any security interest on any of it assets), and PAETEC Realty (or any other parent company that directly owns the Headquarters SPV) shall not be required to pledge the Equity Interests in the Headquarters SPV. For the avoidance of doubt, PAETEC Realty shall be released from its obligations under the Subsidiary Guaranty and its grant of security interests under the Security Documents in accordance with the definition of “Subsidiary Guarantor” to the extent provided therein.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01. Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02. Representations, etc. (i) Any representation, warranty or statement in the nature of a representation or warranty and not covered by one of the other subsections in this Section 11 made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, or (ii) any representation or warranty that is qualified by materiality or reference to Material Adverse Effect shall prove to be untrue or incorrect in any respect on the date as of which made or deemed made; or

11.03. Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.14 or 9.15 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04. Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

11.05. Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition relating thereto is not controverted within 10 days, or is not dismissed within 60 days, after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 304 of ERISA, a determination has been that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is in endangered or critical status under Section 305 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or ..68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; and (b) there shall result from any such event or events referred to in clause (a) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability referred to in clause (b), individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

11.08. Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

11.09. Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $15,000,000; or

11.10. Change of Control. A Change of Control shall occur; or

11.11. Operational Licenses and Governmental Approvals. In each case to the extent any of the following, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, any of the Governmental Approvals or any other approval, authorization or consent of a Governmental Authority required or necessary for the continuing operation of the Borrower or any of its Subsidiaries or any System or any other approval of or filing with the FCC, any PUC or any other Governmental Authority with respect to the conduct by the Borrower or any of its Subsidiaries of their respective business and operations, shall not be made or obtained or shall cease to be in full force and effect, which in respect of any of the Governmental Approvals shall, in the case of an order of the FCC, any PUC or other Governmental Authority having jurisdiction with respect thereto, revoking, terminating or deciding not to renew, any such Governmental Approval, occur upon the issuance of such order, and, in the case of any other order revoking or terminating any of the Governmental Approvals or deciding not to renew any such Governmental Approval prior to the termination thereof, occur when such order becomes final; or

11.12. Credit Document Licenses and Governmental Approvals. The FCC, any PUC or any other Governmental Authority, by final order, determines that the existence or performance of this Agreement or any other Credit Document will result in a revocation, suspension or adverse modification of any of the Governmental Approvals for any System and any such revocation, suspension or adverse modification, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

11.13. Suspension of Business. The Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or administrative or regulatory agency from conducting its business in any material respect with respect to any one or more of its Systems, or, except as permitted by Sections 9.04 and 10.02(xiii), any Subsidiary of the Borrower ceases to operate its Business or ceases to hold any of its material Governmental Approvals required or necessary for the continuing conduct of its Business; or

11.14. Environmental Claims. The Borrower or any of its Subsidiaries becomes subject to any liabilities, costs, expenses, damages, fines or penalties which has had, or could reasonably be expected to have, a Material Adverse Effect arising out of or related to (i) any Environmental Claim in response to a Release or threatened Release at any location of any Hazardous Material into the indoor or outdoor environment or (ii) any material violation of any Environmental Law; or

11.15. Senior Secured Notes Intercreditor Agreement. The Senior Secured Notes Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (other than (x) in accordance with the terms of the Senior Secured Notes Intercreditor Agreement or (y) as a result of any action or inaction on the part of the Administrative Agent, the Collateral Agent or any Lender) and such ceasing of the effectiveness of any such provision could reasonably be expected to be adverse to the interests of the Lenders in any material respect; or

11.16. Second Lien Notes Intercreditor Agreement. After the execution and delivery thereof, the Second Lien Notes Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (other than (x) in accordance with the terms of the Second Lien Notes Intercreditor Agreement or (y) as a result of any action or inaction on the part of the Administrative Agent, the Collateral Agent or any Lender) and such ceasing of the effectiveness of any such provision could reasonably be expected to be adverse to the interests of the Lenders in any material respect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent (or, in the case of clause (v) below, the Collateral Agent), upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12. The Agents.

12.01. Appointment and Authority. Each Lender hereby irrevocably appoints BANA to act on its behalf as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include BANA in its capacity as Collateral Agent pursuant to the Security Documents, the Senior Secured Notes Intercreditor Agreement and the Second Lien Notes Intercreditor Agreement) hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any such provisions.

12.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.12) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6, Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or an Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.06. Indemnification. (a) To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The agreements in this Section 12.06 shall survive the payment of all Obligations.

12.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

12.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, each of the Syndication Agents, the Documentation Agents, the Joint Lead Arrangers and the Joint Lead Bookrunners is named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agents, the Documentation Agents, the Joint Lead Arrangers and the Joint Lead Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of “the Administrative Agent” as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Syndication Agents, the Documentation Agents, the Joint Lead Arrangers or the Joint Lead Bookrunners shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.09. Resignation of the Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the Borrower’s approval (not to be unreasonably withheld, delayed or conditioned) so long as no Default or Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by BANA pursuant to this Section 12.09 shall also constitute its resignation as an Issuing Lender and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

12.10. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents and the Senior Secured Notes Intercreditor Agreement for the benefit of the Lenders and the other Secured Creditors. In addition, from immediately prior to and after the issuance of any Second Lien Notes, each Lender, for the benefit of all parties to this Agreement, authorizes and directs the Collateral Agent to enter into the Second Lien Notes Intercreditor Agreement and any amendments to the Security Documents that may be necessary in connection therewith for the benefit of the Lenders and the Secured Creditors. The Collateral Agent agrees, for the benefit of all parties to this Agreement, to negotiate in good faith and in a timely manner the Second Lien Notes Intercreditor Agreement and any necessary amendments to the Security Documents, in each case, on customary terms and, to the extent that the respective parties have agreed to such terms, to enter into such documents immediately prior to such issuance. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Senior Secured Notes Intercreditor Agreement, the Second Lien Notes Intercreditor Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all of the Obligations (other than contingent indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) that is sold, disposed of, to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under Section 10.02 or under any other Credit Document, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents, the Senior Secured Notes Intercreditor Agreement or the Second Lien Notes Intercreditor Agreement.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

SECTION 13. Miscellaneous.

13.01. Payment of Expenses, etc. (a) The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, of each Issuing Lender and the Swingline Lender in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons (provided that the Borrower shall only be liable for the fees and disbursements of one counsel in connection with the initial preparation, execution and delivery of this Agreement and syndication efforts in respect thereof, and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders (and their respective Affiliates) harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Syndication Agents, the Documentation Agents, the Joint Lead Arrangers, the Joint Lead Bookrunners, each Issuing

Lender, each Lender and each of their respective Affiliates, and each of their and their Affiliates’ respective officers, directors, employees, representatives, agents, affiliates, members, partners, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Syndication Agent, any Documentation Agent, any Joint Lead Arranger, any Joint Lead Bookrunner, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged Release or threatened Release of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Syndication Agent, any Documentation Agent, any Joint Lead Arranger, any Joint Lead Bookrunner, any Issuing Lender or any Lender or any other Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Person entitled to indemnification pursuant to Section 13.01(a), on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Letter of Credit, any Loan or the use of the proceeds thereof. No Person entitled to indemnification pursuant to Section 13.01(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except for direct damages to the extent the liability of such indemnified Person for such direct damages results from such indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any other Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule XII; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder, except as provided in Sections 2.13 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or the other Credit Documents or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned (directly or indirectly) by such Lender or its parent company or to any fund that invests in loans and is managed or advised by such Lender or by an affiliate of such Lender or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned (directly or indirectly) by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)); provided that no such assignment may be made to any such Person that is, to the knowledge of such assignor Lender, a Defaulting Lender, or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) (A) the consent of the Administrative Agent, (B) in the case of any assignment of Revolving Loan Commitments, the consent of each Issuing Lender and the Swingline Lender and (C) so long as no Default or Event of Default then exists, the consent of the Borrower, in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is a Foreign Lender, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent, such other creditor or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any payment hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), in respect of any principal of, or premium (if any) or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, resulting in such Lender receiving payment of a greater proportion of such amounts than the proportion received by any other Lender entitled thereto, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders entitled thereto in such amount, provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) the provisions of this paragraph (b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that (i) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis, and (ii) for purposes of calculating the Applicable Margin, Excess Cash Flow, financial ratios, financial covenants and all related definitions, the financial results of Unrestricted Subsidiaries shall be ignored.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL (EXCEPT AS OTHERWISE PROVIDED IN THE LAST SENTENCE OF THIS SECTION 13.08(a)) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES IN THE DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH

SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10. Effectiveness. This Agreement shall become effective on the date (the “Restatement Effective Date”) on which (i) the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) each of the conditions precedent set forth in Section 6 shall have been satisfied or waived in accordance with the terms hereof. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Restatement Effective Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender except (w) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (x) the final scheduled maturity of any Loan or Note held by a Defaulting Lender may not be extended without the consent of such Defaulting Lender, (y) the principal amount of any Loan or Note held by a Defaulting Lender may not be reduced or forgiven without the consent of such Defaulting Lender, and (z) any such other change, waiver, discharge or termination that requires the consent of all Lenders or each affected Lender and that affects such Defaulting Lender more adversely than other affected Lenders may not be made without the consent of such Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Restatement Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.02(g) (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (7) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (8) without the written consent of the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments, amend, modify or waive any condition precedent set forth in Section 7 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit, (9) reduce the amount of, or extend the date of, any Scheduled Repayment of any Tranche of Term Loans without the consent of the Majority Lenders holding Term Loans of such Tranche, or amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Restatement Effective Date) without the consent of the Majority Lenders of the respective Tranche affected thereby, or (10) without the consent of each Lender with outstanding Term Loans, change or amend the provisions of Section 2.09 to provide for an Interest Period for Term Loans in excess of 6 months unless, as a condition to the selection of such an Interest Period, such Interest Period is available to all such Lenders.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL

Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, (i) the Borrower, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Term Loan Commitment Agreement, (ii) the Borrower, the Administrative Agent and each Incremental RL Lender may, in accordance with the provisions of Section 2.15, enter into an Incremental RL Commitment Agreement, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender or Incremental RL Lender, as the case may be, of such Incremental Term Loan Commitment Agreement or Incremental RL Commitment Agreement, as the case may be, such Incremental Term Loan Commitment Agreement or Incremental RL Commitment, as the case may be, may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12 and (iii) the Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Credit Documents in accordance with the provisions of Section 2.16(c).

(d) Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a Replacement Lender in accordance with Section 13.04(b)) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement

13.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective transfer).

13.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will maintain a list of the names of each of the Lenders and record the Commitments of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of and the amount of stated interest owing on the Loans of each Lender. The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. Any provision of Incremental Term Loan Commitments pursuant to Section 2.14 shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Incremental Term Loan Commitment Agreement. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will maintain as confidential and not disclose without the prior written consent of the Borrower (other than to such Lender’s employees, managers, trustees, pledgees, auditors, advisors, counsel or representatives or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal

Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 or provisions that are substantially similar to this Section 13.16 prior to its receipt of any such information, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16 or provisions that are substantially similar to this Section 13.16 and (viii) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any such information received by it from such Lender).

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender (and, in each case, any of their respective employees, managers, trustees, pledgees, auditors, advisors, counsel or representatives), any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17. Patriot Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

13.18. OTHER LIENS ON COLLATERAL; TERMS OF SENIOR SECURED NOTES INTERCREDITOR AGREEMENT AND THE SECOND LIEN NOTES INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS RANKING PARI PASSU WITH THE LIENS CREATED BY OR PURSUANT TO THE SECURITY DOCUMENTS HAVE BEEN CREATED ON THE COLLATERAL PURSUANT TO THE SENIOR SECURED NOTES DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT. THE TERMS OF THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT PROVIDE (A) THAT THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT MAY BE MODIFIED BY THE COLLATERAL AGENT TO ACCOMMODATE MORE THAN ONE ISSUANCE OF SENIOR SECURED NOTES IN ACCORDANCE WITH THE PROVISIONS THEREOF AND (B) IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT AND THE SECOND LIEN NOTES INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS IN ACCORDANCE WITH THIS AGREEMENT, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT AND THE SECOND LIEN NOTES INTERCREDITOR AGREEMENT INCLUDING ANY NECESSARY AMENDMENTS TO THE SECURITY DOCUMENTS.

(c) THE PROVISIONS OF THIS SECTION 13.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT OR THE SECOND LIEN NOTES INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT AND, ONCE EXECUTED AND DELIVERED, THE SECOND LIEN NOTES INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE SENIOR SECURED NOTES INTERCREDITOR AGREEMENT AND THE SECOND LIEN NOTES INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT MAY ALSO ACT IN A COLLATERAL AGENCY CAPACITY UNDER THE SENIOR SECURED NOTES DOCUMENTS AND THE SECOND LIEN NOTES DOCUMENTS, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

13.19. Effect of the Amendment and Restatement. (a) On the Restatement Effective Date, (i) the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, (ii) each of the commitments of the Existing Lenders under the Existing Credit Agreement shall be terminated and, to the extent that such Existing Lenders constitute Lenders hereunder, shall be replaced with their respective Commitments hereunder, and (iii) all loans and other amounts owing under the Existing Credit Agreement shall be repaid as provided in Section 6.05. The parties hereto acknowledge and agree that (i) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation of the Existing Credit Agreement or the other Credit Documents as in effect prior to the Restatement Effective Date and which remain outstanding as of the Restatement Effective Date, and (ii) the Liens and security interests as granted under the applicable Security Documents securing payment of all Obligations hereunder and under the other Credit Documents are in all respects continuing and in full force and effect and are reaffirmed hereby.

(b) On and after the Restatement Effective Date, (i) all references to the Existing Credit Agreement or the Credit Agreement in the Credit Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or the Credit Agreement in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement as amended and restated hereby.

(c) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the other Credit Documents remain in full force and effect.

(d) It is understood and agreed that upon the occurrence of the Restatement Effective Date, DBTCA will be deemed to have resigned as administrative agent and collateral agent under the Existing Credit Agreement, the Subsidiaries Guaranty and the Security Documents and will be replaced by BANA in such capacities and will assign all security interests in the Collateral granted to it in its capacity as collateral agent under the Existing Credit Agreement to BANA in its capacity as Collateral Agent under this Agreement.

13.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Joint Lead Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Joint Lead Bookrunners and the Lenders, on the other hand, (B) each of the Borrower and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers, the Joint Lead Bookrunners and the Lenders are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger, any Joint Lead Bookrunner nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Joint Lead Bookrunners and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, any Joint Lead Bookrunner nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Joint Lead Bookrunners and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.21. Post-Closing Requirements. (a) Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower shall be required as promptly as possible, but in any event within 30 days after the Restatement Effective Date (as such date may be extended by the Administrative Agent in its sole discretion), to deliver, or shall cause to be delivered, to the Administrative Agent originals of the stock certificates and related stock powers of the Equity Interests of MPX, Inc. and Technology Resources Solutions, Inc.

(b) All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Restatement Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.21. The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to Section 13.21(a) will be, or have been, taken within the relevant time periods referred to in this Section 13.21, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

One PAETEC Plaza 600 WillowBrook Office Park Fairport, New York 14450 Fax: (585) 340-2563 Attn: Keith Wilson (Tel: (585) 340-2970)	PAETEC HOLDING CORP., as the Borrower
	By:	/s/ Keith M. Wilson
Title: Executive Vice President, Chief
Financial Officer and Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Antonikia L. Thomas
Title: Assistant Vice President

BANK OF AMERICA, N.A.,
as a Lender, Issuing Lender and Swingline Lender

	By:	/s/ Lisa Webster
Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

	By:	/s/ Anca Trifan
Title: Managing Director

	By:	/s/ Paul O’Leary
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

	By:	/s/ Bill O’Daly
Title: Director

By:	/s/ Kevin Buddhdew Title: Associate

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christophe Vohmann Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kirk Tesch Title: Director

SUNTRUST BANK

By:	/s/ Kevin Curtin Title: Director

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Jon M. Fogle Title: Vice President

(ii)

SCHEDULE XIII

REVERSE DUTCH AUCTION PROCEDURES

This Schedule XIII is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.18 of the Credit Agreement, of which this Schedule XIII is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Schedule XIII have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the relevant Tranche of Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(i)

(b) Reply Procedures. In connection with any Auction, each Lender of Term Loans of the applicable Tranche wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of such Tranche held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d) Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with

(ii)

the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule XIII). The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f) Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

(i)	The conditions set forth in Section 2.18 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

(ii)	The representations and warranties of the Borrower and each other Credit Party contained in Section 8 of the Credit Agreement or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 8.05(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 9.01 of the Credit Agreement.

(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Borrower has failed to meet a condition set forth in Section 2.18 of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by the Borrower required by the terms and conditions of Section 2.18 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on

(iii)

a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.18 of the Credit Agreement or this Schedule XIII. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.18 of the Credit Agreement or this Schedule XIII. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Schedule XIII shall not require the Borrower to initiate any Auction.

(iv)